As filed with the Securities and Exchange Commission on May 24, 2012	Registration No. 333-180610

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACKINAC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	6022	38-2062816
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

130 South Cedar Street, Manistique, Michigan 49854

(888) 343-8147

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernie R. Krueger

Executive Vice President/Chief Financial Officer

Mackinac Financial Corporation

130 South Cedar Street

Manistique, Michigan 49854

(906) 341-7158

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phillip D. Torrence, Esq.

Honigman Miller Schwartz and Cohn LLP

350 East Michigan Avenue, Suite 300

Kalamazoo, Michigan 49007

(269) 337-7702

Approximate Date of Commencement of Proposed Sale to the Public:

As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary and Subject to Completion, dated May 24, 2012

PROSPECTUS

of

MACKINAC FINANCIAL CORPORATION

$7,000,000

Subscription Rights to Purchase up to 1,217,391 Common Shares

at $5.75 per Share

We are distributing, at no charge, to holders of our Common Shares (the “Common Shares”), non-transferable subscription rights to purchase up to 1,217,391 of our Common Shares. You will receive approximately three hundred fifty-six thousandths (0.356) of a subscription right for each Common Share owned at 5:00 p.m., Eastern Time, on April 6, 2012 (the “Record Date”).

Each whole subscription right will entitle you to purchase one (1) of our Common Shares at a subscription price of $5.75 per share (the “Subscription Price”), which we refer to as the basic subscription privilege. The Subscription Price is equal to the same per share price for which we agreed to sell Common Shares to Steinhardt Capital Investors, LLLP (“SCI”) pursuant to the terms and conditions of the securities purchase agreement entered into with SCI, as amended.  Subscription rights may only be exercised in whole numbers; we will not issue fractional shares and will round all of the subscription rights down to the nearest whole number. If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed common shares at the same Subscription Price of $5.75 per share, subject to proration and subject, further, to reduction by us under certain circumstances.   Funds we receive from subscribers in the rights offering will be held in escrow by the subscription agent until the rights offering is completed or canceled. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on July 16, 2012, unless we extend the rights offering period in our sole discretion.  If any subscription rights (including any over-subscriptions) remain unexercised after the expiration of the rights offering, they will expire and have no value.

Pursuant to the securities purchase agreement, as amended, SCI has agreed to purchase, upon completion of the rights offering and approval from the Board of Governors of the Federal Reserve System to hold more than 9.9%, but not more than 19.9% of the total number of our Common Shares then issued and outstanding (the “Federal Reserve Approval”), such number of Common Shares that SCI can purchase without SCI owning more than 19.9% of our Common Shares then issued and outstanding (the “SCI Investment”).

The proceeds from the sale of securities derived from the SCI Investment and the rights offering will be used for general operating purposes.  Assuming Federal Reserve Approval, the aggregate maximum number of Common Shares that may be sold to SCI, if no current shareholder exercises its subscription rights or over-subscription rights, is 728,498.

You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable.  Our board of directors is not making a recommendation regarding your exercise of the subscription rights.  The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market or on any over-the-counter or bulletin board market.

This is not an underwritten offering. Our Common Shares are being offered directly by us without the services of an underwriter or selling agent. We have engaged River Branch Capital LLC as our financial advisor in connection with the rights offering. River Branch Capital LLC is not obligated to sell or to acquire for its own account or with a view to distribution any Common Shares that are being offered in the rights offering.

We have engaged Registrar and Transfer Company to serve as the subscription agent for the rights offering. The subscription agent will hold in escrow the funds received from subscribers until we complete or cancel the rights offering. For further information about this offering please contact our Executive Vice President/Chief Financial Officer, Ernie R. Krueger, at: Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan 49854, (906) 341-7158.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, the subscription agent will return all subscription payments it has received, without interest or penalty, as soon as practicable.

Our Common Shares are traded on the NASDAQ Capital Market under the ticker symbol “MFNC.” On May 23, 2012, the closing sales price for our Common Shares was $6.20 per share. The Common Shares issued in this rights offering will also be listed on the NASDAQ Capital Market under the same ticker symbol.

The exercise of your subscription rights for our Common Shares involves risks. See “Risk Factors” beginning on page 13 of this prospectus and the documents incorporated by reference in this prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission (the “SEC”), the Board of Governors of the Federal Reserve, the Michigan Office of Financial and Insurance Regulation nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is [    •    ], 2012.

PROSPECTUS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC.” In this prospectus we provide you with specific information about the subscription rights that we are distributing to you in this rights offering. This prospectus includes important information about us, the subscription rights, our Common Shares and other information you should know before exercising your subscription rights.

The exhibits to our registration statement contain the text of certain contracts and other important documents we have summarized in this prospectus or in the documents incorporated by reference in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement, the exhibits and the documents incorporated by reference can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

We are selling the securities directly to one or more purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. See “Description of the Subscription Rights” and “Plan of Distribution” below.

This prospectus, together with any accompanying prospectus supplement, any free writing prospectus that we may provide you and the information incorporated by reference in these documents, includes all material information relating to this offering. We have not authorized any underwriter, agent, dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the applicable prospectus supplement or any free-writing prospectus that we may authorize to be delivered to you. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. We have not authorized anyone to provide you with different or additional information. You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement, any free writing prospectus that we may provide you or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus, any accompanying prospectus supplement or any free writing prospectus nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in such documents or in our affairs since the date of such documents.

This prospectus and the applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectus that we may provide you and the information incorporated by reference in these documents, together with the additional information described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” before exercising your subscription rights.

References in this prospectus to the “Corporation,” “Company,” “registrant,” “we,” “us” and “our” are to Mackinac Financial Corporation, a Michigan corporation, and our wholly owned subsidiary, mBank, a Michigan state chartered commercial bank.

FORWARD-LOOKING STATEMENTS

From time to time, the Corporation and its senior managers have made and will make forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about the Corporation’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts and pertain to the Corporation’s future operating results. When used in this report, forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “expect,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “can,” “plan,” “project,” “predict,” “continue,” “trend,” “opportunity,” “pipeline,” “comfortable,” “current,” “position,” “assume,” “outlook,” “remain,” “maintain,” “sustain,” “achieve,” “would” or other similar words or expressions and the negative of such words are generally intended to identify forward-looking statements. We make forward-looking statements regarding projected sources of funds, use of proceeds, availability of acquisition and growth opportunities, ability to repay government funds, payment of dividends, adequacy of our allowance for loan and lease losses and provision for loan and lease losses, and subsequent charge-offs. Such statements may be contained in this report and in other documents that we file with the SEC. Such statements may also be made by the Corporation and its senior managers in oral or written presentations to analysts, investors, the media and others.

Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond our control. These include but are not limited to:

•                                     our ability to effectively manage interest rate risk and other market risk, credit risk and operational risk;

•                                     possible changes in the quality or composition of our loans or investment portfolios, including adverse developments in the real estate markets, the borrowers’ industries or in the repayment ability of individual borrowers or issuers;

•                                     our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business;

•                                     our ability to expand into new markets;

•                                     possible changes in general economic and business conditions, including real estate and economic markets, in the United States in general and in the larger region and local communities we serve in particular may lead to a deterioration in credit quality, thereby requiring increases in our provision for credit losses or a reduced demand for credit, thereby reducing earning assets;

•                                     the cost and other effects of material contingencies;

•                                     our ability to keep pace with technological changes;

•                                     our ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by our customers and potential customers;

•                                     further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, credit unions and finance companies, may increase competitive pressures and affect our ability to preserve our customer relationships and margins;

•                                     the costs of integrating our operations with the various banks we may acquire, which could be greater than we expect;

•                                     potential customer loss and deposit attrition as a result of any merger or acquisition of additional banks and the failure to achieve expected gains, revenue growth and/or expense savings from such a transaction;

•                                     the threat or occurrence of war or acts of terrorism and the existence or exacerbation of general geopolitical instability and uncertainty;

•                                     possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations, including changes in accounting standards; and

•                                     Management’s inability to develop and execute plans to effectively respond to unexpected changes.

Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the heading “Risk Factors” below and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, as updated periodically in our filings with the SEC. Unless legally required, we disclaim any obligation to update any forward-looking statement. You should consider any forward-looking statement in light of this explanation, and we caution you about relying on forward-looking statements.

PROSPECTUS SUMMARY

This prospectus summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. You should carefully read this prospectus, including the “Risk Factors” section, and the information included or incorporated by reference herein, including our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2010, and our unaudited consolidated financial statements on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, before you decide to exercise your subscription rights.

Company Information

Mackinac Financial Corporation (the “Corporation”) was incorporated under the laws of the state of Michigan on December 16, 1974. The Corporation changed its name from “First Manistique Corporation” to “North Country Financial Corporation” on April 14, 1998. On December 16, 2004, the Corporation changed its name from North Country Financial Corporation to Mackinac Financial Corporation. The Corporation owns all of the outstanding stock of its banking subsidiary, mBank (the “Bank”). The Corporation also owns three (3) non-bank subsidiaries: First Manistique Agency, presently inactive; First Rural Relending Company, a relending company for nonprofit organizations; and North Country Capital Trust, a statutory business trust which was formed solely for the issuance of trust preferred securities. The Bank represents the principal asset of the Corporation. The Corporation and its subsidiary Bank are engaged in a single industry segment, commercial banking, broadly defined to include commercial and retail banking activities, along with other permitted activities closely related to banking.

Our principal executive offices are located at 130 South Cedar Street, Manistique, Michigan 49854, and our telephone number is (906) 341-8401.

For additional information about our business, see our annual and quarterly reports and the other documents we file with the SEC, which are incorporated into this registration statement by reference. See “Where You Can Find More Information” on page [    •    ].

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “Description of the Subscription Rights” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Basic Subscription Privilege:

For each whole right that you own, you will have a basic subscription privilege to buy from us one (1) of our Common Shares (our “Common Shares”) at a Subscription Price of $5.75 per share (the “Subscription Price”). The Subscription Price is equal to the same per share price for which we agreed to sell Common Shares to Steinhardt Capital Investors, LLLP (“SCI”) pursuant to the terms and conditions of the securities purchase agreement entered into with SCI. You may exercise your basic subscription privilege for some or all of your rights, or you may choose not to exercise your rights.

Over-Subscription Privilege:

In the event that you purchase all of our Common Shares available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any of our Common Shares that are not purchased by our other shareholders through the exercise of their basic subscription privileges.

If holders exercise their over-subscription privileges for more shares than are available to be purchased pursuant to the over-subscription privileges, we will allocate our Common Shares to be issued pursuant to the exercise of over-subscription privileges in accordance with the procedures summarized under “Description of the Subscription Rights — Over-Subscription Rights.”  If you are not allocated the full amount of shares for which you oversubscribe, you will receive a refund of the Subscription Price, without interest or penalty, which you delivered for those of our Common Shares that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the offering.

Limitations on the Purchase of Common Shares:

We will not issue Common Shares pursuant to the exercise of basic subscription privileges or over-subscription privileges to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal regulatory authority, including the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), to acquire, own or control such Common Shares if, as of the closing of the rights offering, such clearance or approval has not already been obtained or any applicable waiting period has not expired.

Certain Defined Terms:

For purposes of this prospectus:

•                  the Common Shares subscribed for by the Corporation’s shareholders in the rights offering (including any amount subscribed for pursuant to the shareholders’ over-subscription privileges) shall be referred to as the “Subscribed Shares”;

•                  the Common Shares, if any, that are not subscribed for by the Corporation’s shareholders in the rights offering shall be referred to as the “Unsubscribed Shares”;

• the aggregate purchase price of the Subscribed Shares, which equals the number of Subscribed Shares multiplied by the Subscription Price, shall be referred to as the “Aggregate Subscription Price”;

SCI Investment:

We have separately entered into a securities purchase agreement with SCI in connection with the rights offering. Pursuant to the securities purchase agreement, SCI has agreed to purchase, upon completion of the rights offering and approval from the Board of Governors of the Federal Reserve Board to hold more than 9.9%, but no more than 19.9%, of the total number of our Common Shares then issued and outstanding (the “Federal Reserve Approval”), such number of our Common Shares that SCI can purchase without SCI owning more than 19.9% of our Common Shares then issued and outstanding at a per share price equal to the Subscription Price (such shares, the “Purchased Shares”).

The closing of the sale of the Purchased Shares would occur upon the satisfaction of the following closing conditions (the “ Closing”):

• the closing or expiration of the rights offering;

•                  receiving any other necessary approvals from the Federal Reserve Board, the Michigan Office of Financial and Insurance Regulation (“OFIR”), the Federal Deposit Insurance Corporation (the “FDIC”) and any other applicable governmental or regulatory body; and

• other standard conditions to Closing.

The proceeds from the sale of securities derived from the SCI Investment and the rights offering would be used for general operating purposes.  The aggregate maximum number of Common Shares that may be sold to SCI, if no current shareholder exercises its subscription rights or over-subscription rights and SCI receives the Federal Reserve Approval, is 728,498.

For so long as SCI holds a specified amount of our Common Shares, we have agreed to take all action necessary to cause one (1) person designated by SCI to be elected to our board of directors and, so long as such person is appropriately qualified, to recommend to our shareholders that they elect such designee to our board of directors.  SCI has indicated that its designee to our board of directors will initially be David R. Steinhardt.

More information regarding our transaction with SCI can be found in our Current Reports on Form 8-K, filed with the SEC on March 28, 2012 and May 23, 2012, which are incorporated into the registration statement in which this prospectus is a part by reference.

Subscription Price:

$5.75 per Common Share, payable in cash, which represents the same price at which the Common Shares were sold to SCI under the securities purchase agreement. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Record Date:	5:00 p.m., Eastern Time, on April 6, 2012.

Expiration of the Rights Offering:	5:00 p.m., Eastern Time, on July 16, 2012, unless the expiration date is extended. We reserve the right to extend the rights offering at our sole discretion.

Use of Proceeds:	We intend to use the proceeds of the rights offering and the SCI Investment for general operating purposes.

Non-Transferability of Rights:	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market or on any over-the-counter or bulletin board market.

No Board Recommendation:

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” on page [    •    ] for a discussion of some of the risks involved in investing in our Common Shares.

No Revocation:

Any exercise of subscription rights is irrevocable, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional Common Shares offered pursuant to this rights offering.

Federal Income Tax Considerations:

The receipt and exercise of subscription rights pursuant to the basic subscription privilege or subscription for shares pursuant to the over-subscription privilege will generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Certain U.S. Federal Income Tax Considerations” on page [    •    ].

Extension, Cancellation and Amendment:

We have the option to extend the rights offering and the period for exercising your subscription rights for a period or successive periods in our discretion, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering, including increasing the size of the offering, as appropriate.

Procedures for Exercising Rights:	To exercise your subscription rights, you must take the following steps:

If you are a registered holder of our Common Shares, you may deliver payment and a properly completed rights certificate to the subscription agent, Registrar and Transfer Company, before 5:00 p.m., Eastern Time, on July 16, 2012, unless the expiration date is extended. You may deliver the documents and payments by mail or commercial carrier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.  Payment may also be made via wire transfer to TD Bank, 600 Atrium Way, Mr. Laurel, NJ 08054, f/b/o Registrar & Transfer Company, as rights offering agent, Account no. 276-053-5977, ABA No: 031-201-360.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., Eastern Time, on July 16, 2012. If you wish to purchase Common Shares through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.”

Issuance of Common Shares:	If you purchase Common Shares through the rights offering, we will issue those shares to you as soon as practicable after the completion of the rights offering.

Shares Outstanding Before the Rights Offering:	3,419,736 Common Shares were outstanding as of March 30, 2012.

Shares Outstanding After Completion of the Rights Offering:

Assuming no options to acquire Common Shares are exercised prior to the expiration of the rights offering, the full $7.0 million is subscribed for and SCI receives Federal Reserve Approval for the SCI Investment, we expect approximately 5,668,073 of our Common Shares will be outstanding immediately after completion of the rights offering. We reserve the right to increase the size of the offering, which would increase the number of shares outstanding.

Subscription Agent:	Registrar and Transfer Company.

Fees and Expenses:

We will pay the fees and all of our expenses related to the rights offering. We have engaged River Branch Capital LLC in connection with the rights offering. In connection with River Branch Capital LLC serving as our financial advisor, we will pay River Branch Capital LLC a fee of $100,000 (with half already paid and half payable at year-end) and reimburse its reasonable out-of-pocket expenses.  We have also agreed to pay SCI’s reasonable fees and expenses in connection with the SCI Investment in an amount not to exceed $125,000.

Trading Symbol:

Our Common Shares are currently listed for quotation on the NASDAQ Capital Market under the ticker symbol “MFNC,” and the shares to be issued in connection with the rights offering will also be listed on the NASDAQ Capital Market under the same symbol.

Additional Information:

For additional information, please see the description of this offering contained in this prospectus or contact our Vice President/Chief Financial Officer, Ernie R. Krueger, at: Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan 49854, (906) 341-7158.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering.  The answers are based on selected information included elsewhere in this prospectus.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.  This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of our common stock offered in the rights offering and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our Common Shares non-transferable subscription rights to purchase Common Shares. You will receive approximately three hundred fifty-six thousandths (0.356) of a subscription right for each Common Share you owned as of 5:00 p.m., Eastern Time, on April 6, 2012, the Record Date. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

For each whole subscription right that you own, you will have a basic subscription privilege to buy from us one (1) of our Common Shares at a Subscription Price of $5.75 per share. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.  If you exercise less than all of your subscription rights, you will not be entitled to purchase shares pursuant to your over-subscription privilege.

For example, if you owned one thousand (1,000) Common Shares as of 5:00 p.m., Eastern Time, on the Record Date, you would receive three hundred fifty-six (356) whole subscription rights and would have the right to purchase three hundred fifty-six (356) Common Shares for $5.75 per share with your basic subscription privilege.

We determined the number of Common Shares to be offered and the fractional subscription right to attach to each whole Common Share based on the total Common Shares outstanding on the Record Date and the number of Common Shares underlying this Rights Offering. Because we are offering subscription rights to purchase $7.0 million of Common Shares at $5.75 per Common Share, the subscription rights must be exercisable for 1,217,391 Common Shares ($7.0 million divided by $5.75). To determine the number of subscription rights to attach to each outstanding Common Share, we divided the number of Common Shares that we are offering (1,217,391) by the 3,419,736 currently outstanding Common Shares eligible to participate. The result, to the third decimal place, is that each shareholder will receive three hundred fifty-six thousandths (.356) of a subscription right for each whole Common Share owned by such shareholder.  Accordingly, you will need to own at least three (3) Common Shares in order to exercise a full subscription right for one (1) Common Share in this Rights Offering.

Subscription rights may only be exercised in whole numbers; we will not issue fractional shares and will round all of the subscription rights down to the nearest whole number. As a result, we may not issue the full number of shares authorized for issuance in connection with the rights offering. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

What is the over-subscription privilege?

If you purchase all of the Common Shares available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any Common Shares that our other shareholders do not purchase through the exercise of their basic subscription privileges. You should indicate on your subscription rights certificate, or the form provided by your nominee if your Common Shares are held in the name of a nominee, how many additional Common Shares you would like to purchase pursuant to your over-subscription privilege.  The Subscription Price for shares purchased pursuant to the over-subscription privilege will be the same as the Subscription Price for the basic subscription privilege.

Common Shares available to our shareholders pursuant to the over-subscription privilege will be allocated pursuant to a two-step process. The maximum number of Common Shares purchasable by a shareholder in the first step of the allocation process will be limited to the result of: (x) the total number of unsubscribed Common Shares multiplied by (y) the number of subscription rights that were distributed to such shareholder divided by (z) the number of subscription rights distributed to all holders of Common Shares as of the Record Date. Shareholders whose over-subscription requests exceed the Common Share limitation of the first step of the allocation process will proceed to the second step, where we will seek to honor over-subscription requests in full if sufficient Common Shares are available. If over-subscription requests for Common Shares in the second step of the allocation process exceed the number of Common Shares available, however, we will allocate the available Common Shares pro rata among the shareholders participating in the second step of the allocation process in proportion to the number of subscription rights that were distributed to each of those shareholders relative to the number of subscription rights distributed to all holders of Common Shares participating in the second step of the allocation, with the number of Common Shares rounded up or down, as applicable, to result in the allocation of whole Common Shares. If this pro rata allocation results in any shareholder receiving a greater number of Common Shares than for which the shareholder subscribed pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of Common Shares for which the shareholder oversubscribed, and the remaining Common Shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all Common Shares have been allocated.

For example, if: (i) there are one hundred (100) excess Common Shares available for purchase by three (3) shareholders who have timely and fully exercised their basic subscription privileges with respect to all the subscription rights they hold and (ii) shareholder A, who received 15% of the subscription rights distributed to all holders of Common Shares as of the Record Date, requests the purchase of one hundred (100) Common Shares pursuant to shareholder A’s over-subscription privilege, shareholder B, who received 10% of the subscription rights distributed to all holders of Common Shares as of the Record Date, requests the purchase of fifty (50) Common Shares pursuant to shareholder B’s over-subscription privilege and shareholder C, who received 5% of the subscription rights distributed to all holders of Common Shares as of the Record Date, requests the purchase of twenty (20) Common Shares pursuant to shareholder C’s over-subscription privilege, then, assuming the valid exercise of each of these shareholder’s basic subscription privileges and receipt of sufficient payment for the Common Shares requested pursuant to the over-subscription request, in the first step of the allocation process of the over-subscription privilege: shareholder A would receive fifteen (15) Common Shares, shareholder B would receive ten (10) Common Shares and shareholder C would receive five (5) Common Shares. In the second step of the allocation process: shareholder A would receive thirty-five (35) Common Shares, shareholder B would receive twenty-three and thirty-three hundredths (23.33) Common Shares (rounded down to twenty-three (23) Common Shares, with the total subscription payment being adjusted accordingly) and shareholder C would receive eleven and sixty-seven hundredths (11.67) Common Shares (rounded up to twelve (12) Common Shares, with the total subscription payment being adjusted accordingly).

Registrar & Transfer Company, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above. Any excess subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed Common Shares before the rights offering expires, if you wish to maximize the number of Common Shares you may purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Common Shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your over-subscription privileges).

Why are we conducting the rights offering?

We are conducting the rights offering and the SCI Investment to raise capital for general operating purposes.

How was the $5.75 per full share Subscription Price determined?

In determining the Subscription Price, we considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, the price at which SCI was willing to participate in the SCI Investment, historical and current trading prices for our Common Shares and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  The Subscription Price was established at a price of $5.75 per full share, which equals the price to be paid by SCI for our Common Shares in the SCI Investment. The Subscription Price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our Common Shares to be offered in the rights offering.  You should not consider the Subscription Price as an indication of value of the Company or our Common Shares.  You should not assume or expect that, after the rights offering, our Common Shares will trade at or above the Subscription Price in any given time period.  The market price of our Common Shares may decline during or after the rights offering, and you may not be able to sell the underlying Common Shares purchased during the rights offering at a price equal to or greater than the Subscription Price.  You should obtain a current quote for our Common Shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of this rights offering.

We retained River Branch Capital LLC to advise us with respect to an appropriate per share price range for the Subscription Price of the shares in this rights offering. In connection with River Branch Capital LLC serving as our financial advisor, we will pay River Branch Capital LLC a fee of $100,000 (with half already paid and half payable at year-end) and reimburse its reasonable out-of-pocket expenses.

Am I required to exercise the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to fully exercise your basic subscription privilege and other shareholders fully exercise their basic subscription privilege, the percentage of our Common Shares owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights will likewise be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to subscribe to purchase additional shares pursuant to the over-subscription privilege and your ownership percentage in our Common Shares and related voting and other rights may be further diluted.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus and prior to the expiration of the rights offering, which is July 16, 2012 at 5:00 p.m., Eastern Time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

May I transfer my subscription rights?

No. You may not sell or transfer your subscription rights to anyone else.

Can our board of directors extend, cancel or amend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights in our discretion, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering, including increasing the size of the offering, as appropriate.

Are we requiring a minimum subscription to complete the rights offering?

No. However, our board of directors reserves the right to cancel the rights offering for any reason, including if our board of directors believes that there is insufficient participation by our shareholders. If the rights offering is cancelled, all subscription proceeds received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return all subscription payments, without interest or penalty, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

Has our board of directors made a recommendation to our shareholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our Common Shares will be above the Subscription Price or that anyone purchasing shares at the Subscription Price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the risks described in documents incorporated by reference in this prospectus.

Will members of the board of directors and management be permitted to participate in the rights offering?

Yes. Members of our board and executive management team have indicated an interest in purchasing an aggregate of approximately $112,000 of our shares in the offering, including pursuant to the over-subscription privilege, if available. We caution you that the board of directors or members of the executive management team do not make any recommendation regarding your exercise of the subscription rights.

Are there limitations on the number of Common Shares I may purchase?

As a bank holding company, we are subject to regulation by the Federal Reserve Board. The Federal Reserve Board has the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve Board rules and regulations, if you, directly or indirectly, or through one or more subsidiaries or acting in concert with one or more persons or entities will own 10% or more of our voting stock after giving effect to the rights offering and the SCI Investment, then you will be presumed to control us. This presumption of control is rebuttable; however, it is likely that you will need to submit materials to the Federal Reserve Board or enter into what is referred to as a passivity commitment to successfully rebut this presumption. If, after giving effect to the rights offering and the SCI Investment, you will hold 25% or more of our voting stock, you will be conclusively presumed to control us, and the Federal Reserve Board will require that an application or other notice be filed prior to obtaining this level of control.

We will not issue Common Shares pursuant to the exercise of basic subscription privileges or over-subscription privileges to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority, including the Federal Reserve Board, to acquire, own or control such Common Shares if, as of the closing of this rights offering, such clearance or approval has not already been obtained or any applicable waiting period has not expired. If we elect not to issue Common Shares in such a case, the unissued Common Shares will become available to satisfy over-subscriptions by other shareholders.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of Common Shares you own will not change; however, due to the fact that shares will be purchased by other shareholders, your percentage ownership of the Corporation will be diluted after the completion of the rights offering.

How do I exercise my subscription rights?

You must properly complete the enclosed subscription rights certificate and deliver it, along with the full Subscription Price (including any amounts in respect of your over-subscription privilege), to the subscription agent before 5:00 p.m., Eastern Time, on July 16, 2012. If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

You must timely pay the full Subscription Price for the full number of Common Shares you wish to acquire under the basic subscription privilege and any over-subscription request by delivering to the subscription agent a certified check, a personal check that clears before the expiration date of the rights offering or a wire transfer to the account designated on the rights certificate. If you wish to use any other form of payment, then you must obtain prior approval from us and make arrangements in advance for the delivery of such payment.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares.

What form of payment must I use to pay the Subscription Price?

You must timely pay the full Subscription Price for the full number of Common Shares you wish to acquire under the basic subscription privilege and any over-subscription request by delivering to the subscription agent a certified check or a personal check that clears before the expiration date of the rights offering. If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your Common Shares in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a subscription rights certificate. The record holder must exercise the subscription rights on your behalf for the Common Shares you wish to purchase.

If you wish to purchase Common Shares through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to 5:00 p.m. Eastern Time on July 16, 2012, which we established as the expiration date of the rights offering.

When will I receive my new shares?

As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for the issuance of the Common Shares purchased pursuant to the basic subscription privilege. Shares purchased pursuant to the over-subscription privilege will be issued as soon as practicable after the expiration date of the rights offering and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of shares available to satisfy such requests. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. Any exercise of subscription rights is irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional Common Shares at a Subscription Price of $5.75 per share.

How many of our Common Shares will be outstanding after the rights offering?

As of March 30, 2012, we had 3,419,736 Common Shares issued and outstanding. Assuming we sell the full offering amount, the rights offering and SCI Investment will result in the issuance of approximately 2,248,337 additional shares.  Accordingly, there may be 5,668,073 Common Shares outstanding after the rights offering. We reserve the right to increase the size of the offering, which would increase the number of shares outstanding.

How much money will the Corporation receive from the rights offering?

The total proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all 1,217,391 shares available in the rights offering, the total proceeds to us, before expenses, will be $7.00 million.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risk. Exercising your subscription rights involves the purchase of additional Common Shares and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” on page [    •    ] of this prospectus and the documents incorporated by reference in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because payments will be returned through the record holder of your shares.

Will the subscription rights be listed on a stock exchange or national market?

The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market or on any over-the-counter or bulletin board market.  Our Common Shares are traded on the NASDAQ Capital Market under the ticker symbol “MFNC.”

How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, any foreign shareholders must notify the subscription agent and timely follow the procedures described in “Description of the Subscription Rights—Foreign Shareholders” on page [    •    ].

What fees or charges apply if I purchase Common Shares?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the material U.S. federal income tax consequences of exercising subscription rights?

The receipt and exercise of subscription rights pursuant to the basic subscription privilege or subscription for shares pursuant to the over-subscription privilege should generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Certain U.S. Federal Income Tax Considerations” on page [    •    ].

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by hand delivery, first class mail or courier service to Registrar and Transfer Company, the subscription agent for the rights offering, as follows:

By Hand or Overnight Courier
(Until 5:00 p.m. Eastern Time on
By First Class Mail:	the expiration date of the rights offering):

Registrar and Transfer Company	Registrar and Transfer Company
P.O. Box 645	10 Commerce Drive
Cranford, NJ 07016	Cranford, NJ 07016
Attn: Reorg/Exchange Dept.	Attn: Reorg/Exchange Dept.

You should direct any questions, requests for assistance concerning the method of subscribing for our Common Shares or requests for additional copies of this prospectus to our Executive Vice President/Chief Financial Officer, Ernie R. Krueger, at: Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan 49854, (906) 341-7158.

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact our Executive Vice President/Chief Financial Officer, Ernie R. Krueger, at: Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan 49854, (906) 341-7158.

RISK FACTORS

Before you exercise your subscription rights to purchase our Common Shares, you should be aware that an investment in our securities involves a high degree of risk. You should carefully consider the risks described below and the risks that we have highlighted in other sections of this prospectus, together with the other information included or incorporated by reference in this prospectus, including the risks described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the period ended December 31, 2010, as updated periodically in our filings with the SEC, before making an investment decision. The risks described below are not the only risks we face. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that event, the trading price of our Common Shares could decline, and you may lose all or part of your investment in our Common Shares. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to the Rights Offering

The market price of our Common Shares is volatile and may decline before or after the subscription rights expire.

The market price of our Common Shares could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them. We cannot assure you that the market price of our Common Shares will not decline after you elect to exercise your subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our Common Shares decreases below the Subscription Price, you will have committed to buying our Common Shares at a price above the prevailing market price and could have an immediate unrealized loss. Our Common Shares are traded on the NASDAQ Capital Market under the ticker symbol “MFNC,” and the last reported sales price of our Common Shares on the NASDAQ Capital Market on May 23, 2012, was $6.20 per share. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your Common Shares at a price equal to or greater than the Subscription Price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the Common Shares that you purchase in the rights offering.

If you do not fully exercise your subscription rights, your ownership interest will be diluted.

Assuming we sell the full offering amount, the rights offering and SCI Investment will result in our issuance of approximately 2,248,337 of our Common Shares. If you choose not to fully exercise your subscription rights prior to the expiration of the rights offering, your relative ownership interest in our Common Shares will be diluted.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional Common Shares to realize any potential value from your subscription rights.

The Subscription Price determined for the rights offering is not an indication of the fair value of our Common Shares.

In determining the Subscription Price, the board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our Common Shares, the price at which SCI was willing to participate in the SCI Investment, historical and current trading prices for our Common Shares and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  The per share Subscription Price is not necessarily related to our book value, net worth or any other established criteria of fair value and may or may not be considered the fair value of our Common Shares to be offered in the rights offering. After the date of this prospectus, our Common Shares may trade at prices above or below the Subscription Price.

We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may, in our sole discretion, decide not to continue with the rights offering or to cancel the rights offering prior to the expiration of the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering at 5:00 p.m., Eastern Time, on July 16, 2012. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you, and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent will undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

As a result of the SCI Investment, SCI will become a substantial holder of our Common Shares.

Upon the completion of the SCI Investment, SCI will become a holder of either approximately 9.9% of our outstanding Common Shares (assuming no Federal Reserve Approval of SCI’s application to acquire in excess of 9.9% of our outstanding Common Shares) or 19.9% of our outstanding Common Shares and will have a representative on both the Corporation’s and the Bank’s board of directors. Although SCI has entered into certain passivity agreements with the Federal Reserve Board in connection with their investments in us, SCI will have a substantial influence over our corporate policy and business strategy. In pursuing its economic interests, SCI may have interests that are different from the interests of our other shareholders.

If SCI does not receive Federal Reserve Approval we will still close on the rights offering.

While we expect that any Unsubscribed Shares will be purchased as part of the SCI Investment, SCI may not receive the requisite Federal Reserve Approval to purchase our Common Shares and, accordingly, we may not raise the amount of capital currently anticipated by the rights offering and the SCI Investment.  The consummation of the SCI Investment is not a condition to the closing of your purchase of our Common Shares in the rights offering.  Accordingly, your purchase of Common Shares cannot be revoked in the event SCI fails to receive Federal Reserve Approval and we are unable to close on the SCI Investment.

Because our management will have broad discretion over the use of the net proceeds from the rights offering and the SCI Investment, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

While we currently anticipate that we will use the proceeds from the rights offering and the SCI Investment to improve the capital position of the Bank, to support the growth of the bank subsidiary, and to put us in a position to take advantage of opportunities that might present themselves as a result of the turmoil in the banking industry and for general corporate purposes, our management may allocate the proceeds among these purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

Our ability to use net operating loss carryovers to reduce future tax payments may be limited or restricted.

As of December 31, 2011, we have net operating loss (“NOLs”) carry-forwards of approximately $26.7 million. We generally are able to carry NOLs forward to reduce taxable income in future years. However, our ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Section 382 of the Code generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common shares, or are otherwise treated as 5% shareholders under Section 382 of the Code and the Treasury regulations promulgated thereunder, increase their aggregate percentage ownership of that corporation’s shares by more than fifty (50) percentage points over the lowest percentage of the shares owned by these shareholders over a three (3)-year rolling period. In the event of an ownership change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carry forwards. This annual limitation is generally equal to the product of the value of the corporation’s shares on the date of the ownership change, multiplied by the long-term tax-exempt rate published monthly by the United States Internal Revenue Service (“IRS”). Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carry forwards.

We do not anticipate that our recapitalization, including the SCI Investment, and this rights offering will cause an “ownership change” within the meaning of Section 382 of the Code.  However, we cannot ensure that our ability to use our NOLs to offset income will not become limited in the future. As a result, we could pay taxes earlier and in larger amounts than would be the case if our NOLs were available to reduce our federal income taxes without restriction.

Risks Related to Our Common Shares

Our ability to pay dividends is limited, and we may be unable to pay future dividends without the prior written consent of the Federal Reserve.

Substantially all of our activities are conducted through the Bank, and, consequently, as the parent company of the Bank, we receive substantially all of our revenue as dividends from the Bank. Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of our banking subsidiary to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to banks that are regulated by the Federal Deposit Insurance Corporation, or FDIC. As further described below, unless and until we repurchase our outstanding Fixed Ratio Cumulative Perpetual Preferred Stock and the related warrants (collectively, the “TARP Securities”) we issued to the U.S. Department of the Treasury (the “Treasury”) in connection with our participation in its Trouble Asset Relief Capital Purchase Program (“TARP”), we are prohibited from paying dividends on our Common Shares without prior regulatory approval.

We may issue additional Common Shares in the future, which would dilute your ownership if you did not, or were not permitted to, invest in the additional issuances.

Our Articles of Incorporation authorize our board of directors, without shareholder approval, to, among other things, issue additional Common Shares in connection with future equity offerings, convertible or debt offerings and acquisitions of securities or assets of other companies. Given the current market conditions and overall economy, we expect to issue additional equity and convertible debt securities to raise additional capital to support our business. The issuance of any additional Common Shares or convertible securities could be substantially dilutive to holders of our Common Shares if they do not invest in future offerings. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our Common Shares in the future, and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our Common Shares have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series and, therefore, our shareholders may not be permitted to invest in future issuances of our Common Shares and, as a result, will be diluted.

Our Common Shares are equity and therefore are subordinate to our indebtedness and preferred shares.

Our Common Shares are equity interests in the Corporation and do not constitute indebtedness. As such, our Common Shares will rank junior to all indebtedness and other non-equity claims on the Corporation with respect to assets available to satisfy claims on the Corporation, including in a liquidation of the Corporation. Additionally, holders of our Common Shares are subject to the prior dividend and liquidation rights of any holders of our preferred shares then outstanding.

Because of our participation in the Treasury’s Capital Purchase Program, we are subject to several restrictions, including restrictions on our ability to declare or pay dividends and repurchase our shares.

Under the terms of our TARP Securities, we are required to receive prior consent from the Treasury for any increase during the three (3) year period beginning April 24, 2009, in the payment of dividends by the Corporation. During such time period, we are also restricted, with certain limited exceptions, from repurchasing our common stock.  Unless and until we repurchase the TARP Securities, such restrictions will remain in effect.

We may issue debt and equity securities or securities convertible into equity securities which are senior to our Common Shares as to distributions and in liquidation, which could negatively affect the value of our Common Shares.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, Common Shares or securities convertible into Common Shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to the holders of our Common Shares. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Risks Related to Our Business

We make and hold in our portfolio a significant number of loans to the hospitality and tourism industry; a downturn in these industries would disproportionately affect us versus our competitors.

On an historical basis, our highest concentration of credit risk was the hospitality and tourism industry.  Although we do not consider the current loan concentrations in hospitality and tourism to be problematic and have no intention of further reducing loans to this industry segment, a downturn in these segments would disproportionately affect our results as compared to other financial institutions.

Our net interest income could be negatively affected by interest rate adjustments by the Federal Reserve, as well as by competition in our primary market area.

As a financial institution, our earnings are significantly dependent upon our net interest income, which is the difference between the interest income that we earn on interest-earning assets, such as investment securities and loans, and the interest expense that we pay on interest-bearing liabilities, such as deposits and borrowings. Therefore, any change in general market interest rates, including changes resulting from changes in the Federal Reserve’s fiscal and monetary policies, affects us more than non-financial institutions and can have a significant effect on our net interest income and total income. Our assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. As a result, an increase or decrease in market interest rates could have material adverse effects on our net interest margin and results of operations.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

Our success depends to a significant extent upon the quality of our assets, particularly loans. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan.

Our loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. As a result, we may experience significant loan losses, which could have a material adverse effect on our operating results. Management makes various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We maintain an allowance for loan losses in an attempt to cover any loan losses that may occur. In determining the size of the allowance, we rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information. Our determination of the size of the allowance could be understated due to deviations in one or more of these factors.

If our assumptions are wrong, our current allowance may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would materially decrease our net income. In 2010 and 2011, because of the economic downturn, we incurred higher levels of charge-offs.  These elevated levels of charge-offs, along with an increase in non-performing loans required us to increase our loan loss provision to restore the level of our allowance for loan losses. We expect to continue to add to the allowance during the remainder of 2012, however, we can make no assurance that our allowance will be adequate to cover future loan losses given current and future market conditions.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results.

We may need to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. Following this rights offering, we may at some point need to raise additional capital to support our business as a result of our losses. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and to operate our business could be materially impaired.

Our deposit insurance premium could be substantially higher in the future, which could have a material adverse effect on our future earnings.

The FDIC insures deposits at the Bank and at other financial institutions. The FDIC charges insured financial institutions premiums to maintain the Deposit Insurance Fund at a certain level. Current economic conditions have caused bank failures and expectations for additional bank failures, in which case the FDIC, through the Deposit Insurance Fund, ensures payments of customer deposits at failed banks up to insured limits. In addition, deposit insurance limits on customer deposit accounts have generally increased to $250,000 from $100,000, and the FDIC adopted the Temporary Liquidity Guarantee Program (the “TLGP”) for noninterest-bearing transaction deposit accounts. These developments will cause the premiums assessed by the FDIC to increase and will materially increase our noninterest expense. An increase in the risk category of the Bank would also cause our premiums to increase. Whether through adjustments to base deposit insurance assessment rates, significant special assessments or emergency assessments under the TLGP, increased deposit insurance premiums could have a material adverse effect on our earnings.

If we are unable to increase our share of deposits in our market, we may accept out of market and brokered deposits, the costs of which may be higher than expected.

We can offer no assurance that we will be able to maintain or increase our market share of deposits in our highly competitive service area. If we are unable to do so, we may be forced to accept increased amounts of out of market or brokered deposits. As of March 31, 2012, we had approximately $32.8 million in out of market deposits, including brokered deposits, which represented approximately 8.0% of our total deposits. At times, the cost of out of market and brokered deposits exceeds the cost of deposits in our local market. In addition, the cost of out of market and brokered deposits can be volatile, and if we are unable to access these markets, or if our costs related to out of market and brokered deposits increases, our liquidity and ability to support demand for loans could be adversely affected.

We are subject to extensive regulation that could limit or restrict our activities.

We operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

Our business also is subject to laws, rules and regulations regarding the disclosure of non-public information about our customers to non-affiliated third parties. Our operations on the Internet are not currently subject to direct regulation by any government agency in the United States beyond regulations applicable to businesses generally. A number of legislative and regulatory proposals currently under consideration by federal, state and local governmental organizations may lead to laws or regulations concerning various aspects of our business on the Internet, including: user privacy, taxation, content, access charges, liability for third-party activities and jurisdiction. The adoption of new laws or a change in the application of existing laws may decrease the use of the Internet, increase our costs or otherwise adversely affect our business.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Additionally, we cannot predict the effect of any legislation that may be passed at the state or federal level in response to the recent deterioration of the subprime, mortgage, credit and liquidity markets. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

Our financial condition and results of operations are reported in accordance with accounting principles generally accepted in the United States (“GAAP”). While not impacting economic results, future changes in accounting principles issued by the Financial Accounting Standards Board could impact our earnings as reported under GAAP. As a public company, we are also subject to the corporate governance standards set forth in the Sarbanes-Oxley Act of 2002, as well as applicable rules and regulations promulgated by the SEC. Complying with these standards, rules and regulations has and continues to impose administrative costs and burdens on us.

Additionally, political conditions could impact our earnings. Acts or threats of war or terrorism, as well as actions taken by the United States or other governments in response to such acts or threats, could impact the business and economic conditions in which we operate.

We are subject to executive compensation restrictions because of our participation in the Treasury’s TARP Capital Purchase Program.

We are subject to TARP rules and standards governing executive compensation, which generally apply to our Chief Executive Officer, Chief Financial Officer and the three (3) next most highly compensated senior executive officers and, with recent amendments, apply to a number of other employees. The standards include (i) a requirement to recover any bonus payment to senior executive officers or certain other employees if payment was based on materially inaccurate financial statements or performance metric criteria; (ii) a prohibition on making any golden parachute payments to senior executive officers and certain other employees; (iii) a prohibition on paying or accruing any bonus payment to certain employees, except as otherwise permitted by the rules; (iv) a prohibition on maintaining any plan for senior executive officers that encourages such officers to take unnecessary and excessive risks that threaten the Corporation’s value; (v) a prohibition on maintaining any employee compensation plan that encourages the manipulation of reported earnings to enhance the compensation of any employee; and (vi) a prohibition on providing tax gross-ups to senior executive officers and certain other employees. These restrictions and standards could limit our ability to recruit and retain executives.  Unless and until we repurchase the TARP Securities, such restrictions will remain in effect.

A continuation of turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Since 2008, United States and global financial markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry. Dramatic declines in the U.S. housing market, with falling home and real estate prices, increasing foreclosures and high unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. The U.S. and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions. Notwithstanding the actions of the U.S. and other governments, these efforts may not succeed in improving industry, economic or market conditions and may result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including the Corporation, are numerous and include: (i) worsening credit quality, leading among other things to increases in loan losses and reserves; (ii) continued or worsening disruption and volatility in financial markets, leading to, among other things, continuing reductions in asset values; (iii) capital and liquidity concerns regarding financial institutions generally; (iv) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system; or (v) recessionary conditions that are deeper or last longer than currently anticipated.

The ongoing economic recession could result in increases in our level of nonperforming loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Our business activities and earnings are affected by general business conditions in the U.S. and in our local market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets and the strength of the economy in the U.S. generally, and in our market area in particular. In the current low growth environment, the national economy has experienced a general economic downturn, with high unemployment levels, declines in real estate values and the erosion of consumer confidence. Our primary market area has also been negatively impacted by the economic recession. In December of 2011, the unemployment rate in Michigan was 9.3%, according to Bureau of Labor Statistics data. In addition, our primary market area has also experienced a softening of the local real estate market, a reduction in local property values and a decline in the local manufacturing industry. A prolonged or more severe economic downturn, continued elevated levels of unemployment, further decline in the value of real estate or other events that affect our borrowers could impair the ability of our borrowers to repay their loans in accordance with their terms and could reduce the value of collateral securing these loans. Nearly all of our commercial real estate and consumer mortgage loans are secured by real estate located in Michigan. As a result of this concentration, a prolonged or more severe downturn in the state’s economy could result in significant increases in nonperforming loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would decrease our earnings. The economic downturn could also result in reduced demand for credit or fee-based products and services, which would also decrease our revenues.

We may make or be required to make further increases in our provision for loan losses and to charge off additional loans in the future, which could adversely affect our results of operations.

As a result of changes in balances and composition of our loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate. Although we have made some progress in reducing our level of non-performing assets during 2011, we expect non-performing assets to remain at or increase to historically high levels for the immediate future. If current trends in the housing and real estate markets continue, we expect that we will continue to experience increased delinquencies and credit losses. Moreover, if the slow economy in our market continues, we expect that it would further negatively impact economic conditions, and we could experience continuing high delinquencies and credit losses. Current levels of, or an increase in, our non-performing assets, credit losses or our provision for loan losses would materially adversely affect our financial condition and results of operations. Unless and until we can increase our capital to support new lending and substantially reduce our levels of non-performing loans and other real estate owned, we do not expect to return to profitability.

Our adjustable-rate loans may expose us to increased lending risks.

While adjustable-rate loans better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, the increased payments required of adjustable-rate loan borrowers upon an interest rate adjustment in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property may also be adversely affected in a rising interest rate environment. In addition, although adjustable-rate loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Increased and/or special FDIC assessments have and may continue to hurt our earnings.

Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the deposit insurance fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings.

Changing interest rates may decrease our earnings and asset values.

Management is unable to accurately predict future market interest rates, which are affected by many factors, including, but not limited to, inflation, recession, changes in employment levels, changes in the money supply and domestic and international disorder and instability in domestic and foreign financial markets. Changes in the interest rate environment may reduce our profits. Net interest income is a significant component of our net income and consists of the difference, or spread, between interest income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. Although certain interest-earning assets and interest-bearing liabilities may have similar maturities or periods in which they reprice, they may react in different degrees to changes in market interest rates. In addition, residential mortgage loan origination volumes are affected by market interest rates on loans; rising interest rates generally are associated with a lower volume of loan originations, while falling interest rates are usually associated with higher loan originations. Our ability to generate gains on sales of mortgage loans is significantly dependent on the level of originations. Cash flows are affected by changes in market interest rates. Generally, in rising interest rate environments, loan prepayment rates are likely to decline, and in falling interest rate environments, loan prepayment rates are likely to increase. A majority of our commercial, commercial real estate and multi-family residential real estate loans are adjustable rate loans and an increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their obligations, especially borrowers with loans that have adjustable rates of interest. Changes in interest rates, prepayment speeds and other factors may also cause the value of our loans held for sale to change. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, loan volume, asset quality, value of loans held for sale and cash flows, as well as the market value of our securities portfolio and overall profitability.

Regulatory reform may have a material impact on our operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Act which could impact the performance of the Corporation and the Bank in future periods. The Dodd-Frank Act included numerous provisions intended to strengthen the financial industry, enhance consumer protection, expand disclosures and provide for transparency. Some of these provisions included changes to FDIC insurance coverage, which included a permanent increase in the coverage to $250,000 per depositor. Additional provisions created a Bureau of Consumer Financial Protection, which is authorized to write rules on all consumer financial products. Still other provisions created a Financial Stability Oversight Council, which is not only empowered to determine the entities that are systemically significant and therefore require more stringent regulations, but is also charged with reviewing, and when appropriate, submitting, comments to the SEC and Financial Accounting Standards Board with respect to existing or proposed accounting principles, standards or procedures. Further, the Dodd-Frank Act retained the thrift charter and merged the OTS, the former regulator of the Corporation and the Bank, into the Comptroller of the Currency, and the Corporation is now regulated by the Board of Governors of the Federal Reserve System. The aforementioned are only a few of the numerous provisions included in the Dodd-Frank Act. The overall impact of the entire Dodd-Frank Act will not be known until full implementation is completed, but the possibility of significant additional compliance costs exists, and the Dodd-Frank Act consequently may have a material adverse impact on our operations.

We face strong competition from other financial institutions, financial services companies and other organizations offering services similar to those offered by us, which could result in our not being able to sustain or grow our loan and deposit businesses.

We conduct our business operations primarily in the State of Michigan. Increased competition within this market may result in reduced loan originations and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the types of loans and banking services that we offer. These competitors include other savings associations, community banks, regional banks and money center banks. We also face competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. Our competitors with greater resources may have a marketplace advantage enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns.

Additionally, financial intermediaries not subject to bank regulatory restrictions and banks and other financial institutions with larger capitalization have larger lending limits and are thereby able to serve the credit needs of larger clients. These institutions, particularly to the extent they are more diversified than we are, may be able to offer the same loan products and services that we offer at more competitive rates and prices. If we are unable to attract and retain banking clients, we may be unable to sustain current loan and deposit levels or increase our loan and deposit levels, and our business, financial condition and future prospects may be negatively affected.

OUR BUSINESS

General

The Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956.  The principal subsidiary of the Corporation is the Bank. Headquartered in Manistique, Michigan, the Bank has eleven (11) branch locations; seven (7) in the Upper Peninsula of the State of Michigan, three (3) in the Northern Lower Peninsula of the State of Michigan and one in Oakland County, Michigan.

Business and Operations

The principal business the Corporation is engaged in, through the Bank, is the general commercial banking business, providing a full range of loan and deposit products. These banking services include customary retail and commercial banking services, including checking and savings accounts, time deposits, interest bearing transaction accounts, safe deposit facilities, real estate mortgage lending, commercial lending, commercial and governmental lease financing, and direct and indirect consumer financing. Funds for the Bank’s operation are also provided by brokered deposits and through borrowings from the Federal Home Loan Bank (“FHLB”) system, proceeds from the sale of loans and mortgage-backed and other securities, funds from repayment of outstanding loans and earnings from operations. Earnings depend primarily upon the difference between (i) revenues from loans, investments and other interest-bearing assets and (ii) expenses incurred in payment of interest on deposit accounts and borrowings, maintaining an adequate allowance for loan losses and general operating expenses.

The Bank makes mortgage, commercial and installment loans to customers throughout the State of Michigan. Fees may be charged for these services. The Bank’s most prominent concentration in its loan portfolio relates to real estate non-commercial loans to operators of nonresidential buildings. This concentration represented $75.391 million, or 24.22%, of the Bank’s commercial loan portfolio as of December 31, 2011. The Bank also supports the service industry, particularly hospitality and related businesses, as well as gaming, forestry, restaurants, farming, fishing and many other activities important to growth in Michigan. The economy of the Bank’s market areas is affected by summer and winter tourism activities.

The Bank also offers various consumer loan products including installment, mortgage and home equity loans. In addition to making consumer portfolio loans, the Bank engages in the business of making residential mortgage loans for sale to the secondary market.

The Bank’s primary source for lending, investments and other general business purposes is deposits. The Bank offers a wide range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, negotiable order of withdrawal accounts, money market accounts with limited transactions, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit with a range of maturity date options and accessibility to a customer’s deposit relationship through online banking. The sources of deposits are residents, businesses and employees of businesses within the Bank’s market areas, as well as those obtained through the personal solicitation of the Bank’s officers and directors, direct mail solicitation and limited advertisements published in the local media. The Bank also utilizes the wholesale deposit market for any shortfalls in loan funding. No material portion of the Bank’s deposits has been received from a single person, industry, group or geographical location.

The Bank is a member of the FHLB. The FHLB provides an additional source of liquidity and long-term funds. Membership in the FHLB has provided access to attractive rate advances, as well as advantageous lending programs. The Community Investment Program makes advances to be used for funding community-oriented mortgage lending, and the Affordable Housing Program grants advances to fund lending for long-term low and moderate income owner-occupied and affordable rental housing at subsidized interest rates.

The Bank has secondary borrowing lines of credit available to respond to deposit fluctuations and temporary loan demands. The unsecured lines totaled $27.500 million as of December 31, 2011, with an additional $1.675 million available if collateralized.

Supervision and Regulation

As a registered bank holding company, the Corporation is subject to regulation and examination by the Federal Reserve Board under the Bank Holding Company Act, as amended (the “BHCA”). The Bank is subject to regulation and examination by the Michigan Office of Financial and Insurance Services (the “OFIS”) and the Federal Deposit Insurance Corporation (the “FDIC”).  The Corporation and the Bank are also subject to various recently enacted U.S. laws, such as the Gramm-Leach-Bliley Act (the “GLBA”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), The Sarbanes-Oxley Act of 2002 (“SOX”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and certain extraordinary government programs, such as TARP.  All of these laws, the various regulations promulgated under such laws and these programs significantly affect our business and how we operate.  More information on these laws and programs can be found in our Annual Report on Form 10-K, filed with the SEC on March 31, 2011, which is incorporated into the registration statement of which this prospectus is a part by reference.

USE OF PROCEEDS

Assuming all of the rights in the offering are subscribed, we estimate that the net proceeds to us from the sale of our Common Shares offered in the rights offering, after deducting estimated offering expenses, will be approximately $6.7 million. We are conducting the rights offering and engaging in the SCI Investment to raise capital for general operating purposes.

DETERMINATION OF OFFERING PRICE

In determining the Subscription Price, we considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, the price at which SCI was willing to participate in the SCI Investment, historical and current trading prices for our Common Shares and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  The Subscription Price was established at a price of $5.75 per full share, which equals the price to be paid by SCI for our Common Shares in the SCI Investment. The Subscription Price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our Common Shares to be offered in the rights offering.

We retained River Branch Capital LLC to advise us with respect to an appropriate per share price range for the Subscription Price of our shares in this rights offering. River Branch Capital LLC delivered its analysis, which was prepared using customary methodologies in the investment banking industry, to our board of directors prior to the meeting of our board of directors, and then met with our board of directors on March 9, 2012. As part of its analysis, River Branch Capital LLC, among other things, reviewed financial and market conditions generally and in Michigan, reviewed the trading multiples of our Common Shares relative to comparable companies, with a focus on multiples of tangible book value, reviewed pricing of precedent stock offerings by bank and thrift institutions including rights offerings, reviewed the current and recent historical trading prices and volume of our Common Shares, reviewed valuation considerations, including tangible book value per share estimates in respect to our current asset quality metrics based on various methodologies used by investors to estimate potential losses in our loan portfolio, discussed the implications of our existing capital structure as it pertains to investor perception and valuation and performed an analysis of our shareholders’ equity and tangible book value per share, both under our existing capital structure and on a pro forma basis under various potential outcomes of the rights offering. In addition, River Branch Capital LLC had discussions with management and other representatives and advisors of the Corporation concerning the business, financial condition, results of operations and forecasts.

In connection with the rights offering, River Branch Capital LLC is serving as our financial advisor, for which we will pay River Branch Capital LLC a fee of $100,000 (with half already paid and half payable at year-end) and reimburse them for their reasonable out-of-pocket expenses. No portion of the fee was contingent upon approval or completion of the rights offering.

We cannot assure you that the market price of our Common Shares will not decline during or after the rights offering. We also cannot assure you that you will be able to sell our Common Shares purchased during the rights offering at a price equal to or greater than the Subscription Price. We urge you to obtain a current quote for our Common Shares before exercising your subscription rights.

The Subscription Price does not necessarily bear any relationship to any other established criteria for value. You should not consider the Subscription Price as an indication of value of the Corporation or our Common Shares. You should not assume or expect that, after the rights offering, our Common Shares will trade at or above the Subscription Price in any given time period. The market price of our Common Shares may decline during or after the rights offering, and you may not be able to sell the Common Shares purchased during the rights offering at a price equal to or greater than the Subscription Price. You should obtain a current quote for our Common Shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. On May 23, 2012, the closing sale price of our Common Shares on the NASDAQ Capital Market was $6.20 per share.

MARKET FOR OUR COMMON SHARES AND DIVIDEND INFORMATION

Our Common Shares are traded on the NASDAQ Capital Market under the symbol “MFNC.”

The following table sets forth the quarterly high and low sales prices of our Common Shares on the NASDAQ Capital Market for the periods indicated:

	High	Low
2012
First Quarter	$7.43	$5.00

2011
Fourth Quarter	$5.94	$4.63
Third Quarter	$7.01	$4.96
Second Quarter	$6.20	$4.85
First Quarter	$6.52	$4.58

2010
Fourth Quarter	$5.28	$3.95
Third Quarter	$6.95	$4.74
Second Quarter	$7.39	$4.51
First Quarter	$5.20	$4.09

2009
Fourth Quarter	$5.85	$4.00
Third Quarter	$6.37	$4.00
Second Quarter	$4.50	$3.76
First Quarter	$4.72	$2.45

On May 23, 2012, the last closing sale price reported on the NASDAQ Capital Market for our Common Shares was $6.20 per share.

Holders

As of the Record Date for this rights offering, there were 3,419,736 common shareholders of record.

Dividends

The Corporation is organized under the Michigan Business Corporation Act which provides that distributions may be made only if, after giving the distribution effect, a corporation is able to pay its debts as they become due in the usual course of business and the corporation’s total assets equal or exceed the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights of any shareholder whose preferential rights are superior to those receiving the distribution if the corporation were to be dissolved at the time of the distribution.

Additionally, the Federal Reserve has issued a policy statement with regard to the payment of cash dividends by bank holding companies. The policy statement provides that a bank holding company should not pay cash dividends which exceed its net income or which can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The Federal Reserve also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

As a result of the Corporation’s issuance of the TARP Securities to the Treasury pursuant to the Capital Purchase Program under TARP, the Corporation is restricted in the payment of dividends and, without the Treasury’s consent, may not declare or pay any dividend on the Corporation’s Common Shares. This restriction no longer applies on the earlier to occur of April 24, 2012 (the third anniversary of the issuance of the preferred shares to the Treasury), or the date on which the Corporation has redeemed all of the TARP Securities issued, or the date on which the Treasury has transferred all of the TARP Securities to third parties not affiliated with the Treasury. In addition, as long as the TARP Securities are outstanding, dividend payments are prohibited until all accrued and unpaid dividends are paid on such preferred shares, subject to certain limited exceptions.

The principal source of the Corporation’s revenue and cash flow is dividends from the Bank. The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends or otherwise make distributions or supply funds to the Corporation. In addition, bank regulators may have authority to prohibit a bank subsidiary from paying dividends, depending on the Bank’s financial condition, if such payment is deemed to constitute an unsafe or unsound practice.

Earnings appropriated to bad debt reserves for losses and deducted for U.S. federal income tax purposes are not available for dividends without the payment of taxes at the current income tax rates on the amount used.

CAPITALIZATION

The following table sets forth the Corporation’s actual (see Column A) and pro forma capitalization as of March 31, 2012 after completion of various levels of the SCI Investment and the rights offering, as if the noted level of the SCI Investment and the rights offering and the exercise of all such rights to purchase the underlying Common Shares had been completed on that date.  The Corporation’s pro forma capitalization gives effect to (i) the exercise by the current shareholders of 100% of their basic subscription privileges or over-subscription privileges with SCI purchasing the maximum amount of Common Shares it is able to purchase without exceeding the 19.9% threshold (see Column B), and (ii) the exercise by the current shareholders of none of their basic subscription privileges or over-subscription privileges, with SCI purchasing the maximum amount of Common Shares it is able to purchase without exceeding the 19.9% threshold (see Column C).

	Actual (as of 3-31- 2012) (A)	100% Current Shareholder Subscription Rights Exercised and Maximum SCI Purchase up to 19.9% (B)	No Current Shareholder Subscription Rights Exercised and Maximum SCI Purchase up to 19.9% (C)
Capital Structure
Common shareholders’ equity	$45,119	$57,747	$49,008
Preferred stock	10,976	10,976	10,976
Total shareholders’ equity	$56,095	$68,723	$59,984
Total capitalization	$56,095	$68,723	$59,984
Tangible capital	$56,050	$68,678	$59,939

Intangible assets
Subsidiaries:
Core deposit premium	$—	$—	—
Other identifiable intangibles - MSR’s	450	450	450
Total intangibles	450	450	450

Risk-Based Capital
Tier 1 Capital:
Total shareholders’ equity	$56,095	$68,723	$59,984
Net unrealized (gains) losses on available for sale securities	(605)	(605)	(605)
Less: disallowed deferred tax asset	(6,000)	(6,000)	(6,000)
Less: disallowed intangibles	(45)	(45)	(45)
Total Tier 1 Capital	$49,445	$62,073	$53,334
Tier 2 Capital:
Allowable reserve for loan losses (limited to 1.25% of risk-weighted assets)	$5,352	$5,352	$5,352
Qualifying long-term debt	—	—	—
Total Tier 2 capital	$5,352	$5,352	$5,352
Total risk-based capital	$54,797	$67,425	$58,686

Risk-weighted assets	$428,101	$428,101	$428,101

Capital Ratios:
Tier 1 Capital to average assets	9.95%	12.49%	10.74%
Tier 1 Capital to risk-weighted assets	11.55%	14.50%	12.46%
Total Capital to risk-weighted assets	12.80%	15.75%	13.71%

Average Assets (1st quarter) (excluding unrealized gain (loss) on Investments	$502,798	$502,798	$502,798
Total Tier 1 Average Assets (excluding Deferred Tax Asset)	$496,798	$496,798	$496,798

PLAN OF DISTRIBUTION

As soon as practicable after the Record Date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned our Common Shares at 5:00 p.m., Eastern Time, on April 6, 2012. If you wish to exercise your subscription rights and purchase shares of our Common Shares, you should complete the rights certificate and return it with payment for the shares as follows:

•                                     If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder.

•                                     If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by hand delivery, first class mail or courier service to Registrar and Transfer Company, the subscription agent for the rights offering, as follows:

By Hand or Overnight Courier
(Until 5:00 p.m. Eastern Time on
By First Class Mail:	the expiration date of the rights offering):

Registrar and Transfer Company	Registrar and Transfer Company
P.O. Box 645	10 Commerce Drive
Cranford, NJ 07016	Cranford, NJ 07016
Attn: Reorg/Exchange Dept.	Attn: Reorg/Exchange Dept.

You should direct any questions, requests for assistance concerning the method of subscribing for our Common Shares or requests for additional copies of this prospectus to our Executive Vice President/Chief Financial Officer, Ernie R. Krueger, at: Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan 49854, (906) 341-7158.

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent. See “The Rights Offering—Method of Exercising Subscription Rights” on page [    •    ].

We do not know of any existing agreements between or among any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying Common Shares.

Financial Advisor

We have engaged River Branch Capital LLC, a broker-dealer registered with the Financial Industry Regulatory Authority, as our financial advisor in connection with the rights offering. River Branch Capital LLC is an investment banking firm specializing in the financial services industry. As part of its investment banking business, River Branch Capital LLC is engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, private placements and valuations for various other purposes. River Branch Capital LLC has not prepared any report or opinion constituting a recommendation to any subscriber for our Common Shares.

We will pay the fees and all of our expenses related to the rights offering. We have engaged River Branch Capital LLC connection with the rights offering. We will pay River Branch Capital LLC a fee of $100,000, of which $50,000 has been paid and $50,000 is payable January 1, 2013, and reimburse their reasonable out-of-pocket expenses for serving as our financial advisor.

River Branch Capital LLC does not have any obligation or commitment to sell any Common Shares in the rights offering or to acquire any shares for its own account or with a view to their distribution.

We have agreed to indemnify River Branch Capital LLC against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that River Branch Capital LLC may be required to make in respect of these liabilities.

DESCRIPTION OF OUR CAPITAL STOCK

The Corporation’s authorized capital stock consists of 18,000,000 Common Shares, with no par value per share, and 500,000 preferred shares, with no par value per share. As of March 30, 2012, 3,419,736 Common Shares were issued and outstanding, and 11,000 preferred shares, comprised solely of our Fixed Rate Cumulative Perpetual Preferred Shares, Series A were issued and outstanding.  In addition, the Treasury holds a warrant to purchase 379,310 Common Shares.  The Corporation is authorized under its Articles of Incorporation to issue additional shares of authorized capital stock, and our board of directors is authorized to set the terms of preferred shares, generally without shareholder approval. An amendment to the Corporation’s Articles of Incorporation to change the authorized capital stock requires the approval of the Corporation’s board of directors and shareholders.

This description of our capital stock is only a summary and is qualified by applicable law and by the provisions of our Articles of Incorporation and Bylaws, copies of which are available as set forth under “Where You Can Find More Information” on page [    •    ].

Description of Common Shares

The following summary describes the material features and rights of our Common Shares. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our Articles of Incorporation, our Bylaws and the Michigan Business Corporation Act (the “MBCA”). The Corporation’s Articles of Incorporation and Bylaws are, and any amendments to them will be, incorporated by reference into this registration statement.

Voting Rights

Holders of our Common Shares are entitled to one (1) vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred shares or any other class or series of preferred shares that the board of directors may hereafter authorize.

Dividend Rights

Subject to the prior rights of holders of our preferred shares and the information set forth in “Market For Our Common Shares and Dividend Policy—Dividends,” holders of our Common Shares are entitled to receive dividends if and when declared by our board of directors or any duly authorized committee of the board of directors, out of assets legally available for dividends. We expect to pay dividends on our Common Shares only if we have paid or provided for all dividends on our outstanding series of preferred shares for the then current period and all prior periods and are in compliance with all applicable regulations.

Liquidation and Dissolution

In the event of the liquidation, dissolution and winding up of the Corporation, the holders of our Common Shares are entitled, upon our liquidation, and after claims of creditors and the preferences of any class or series of preferred shares outstanding at the time of liquidation, to receive a pro rata share of our net assets.

Shareholder Approval of a Merger, Share Exchange, Sale of Assets or Dissolution

Subject to the provisions of Michigan law, a merger or share exchange, sale of all or substantially all of the Corporation’s assets not in the regular course of business or dissolution must be approved by a majority of the shareholder votes entitled to be cast thereon.

Special Meetings of Shareholders

Special meetings of shareholders may be called by the Chairman of the Board, the President or the Secretary and shall be called by either of them pursuant to resolution therefor by the board of directors. The Corporation’s Bylaws require that notice of a special shareholders’ meeting generally be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, by mailing such notice to the shareholder at the address appearing on the stock transfer books of the Corporation or by delivery in person to such shareholder.

Other Rights

Holders of our Common Shares generally have no right to purchase or subscribe for any shares of the Corporation authorized but unissued at this time, or for any shares or other certificates of indebtedness of whatever kind and nature which may hereafter be authorized and issued, except as specifically provided by this offering or as authorized in the future pursuant to the Articles of Incorporation, the Bylaws and Michigan law.

Description of Preferred Shares

Subject to Michigan law and the terms of our Articles of Incorporation, our board of directors, in accordance with the MBCA, may authorize the issuance of preferred shares. The board of directors is authorized to fix and determine the powers, rights, designations, preferences, qualifications, limitations, voting rights and restrictions on any such series of preferred shares.

The Corporation currently has one (1) designated series of preferred shares: Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred”).

The TARP Preferred

The following is a brief description of the TARP Preferred series that was issued to the Treasury on April 24, 2009.  The description of the TARP Preferred contained herein is qualified in its entirety by the actual terms of the TARP Preferred, the description of which is attached as an exhibit to our Current Report on Form 8-K filed on April 24, 2009, and incorporated by reference into this prospectus.

Outstanding Shares

As of the date hereof, there are 11,000 shares of TARP Preferred issued and outstanding, with a liquidation amount $1,000 per share.  The TARP Preferred series was issued on April 24, 2009, as part of the Capital Purchase Program under TARP, and, in connection therewith, the Corporation entered into a Letter Agreement that incorporated an attached Securities Purchase Agreement-Standard Terms (collectively, the “Purchase Agreement”) with the Treasury. Under the Purchase Agreement, the Corporation agreed to issue and sell to the U.S. Treasury (i) 11,000 shares of the TARP Preferred and (ii) a warrant (the “TARP Warrant”) to purchase 379,310 Common Shares.  The terms of the TARP Warrant are described under “Description of Warrants” below.

Dividends

Holders of shares of the TARP Preferred are entitled, if and when declared by our board of directors or any duly authorized committee of the board of directors, to cumulative cash dividends out of assets legally available for dividends, at a rate of 5% per annum for the first five (5) years and 9% per annum thereafter.

Priority of Dividends

The TARP Preferred ranks senior to the Common Shares and senior to or pari passu with all other series or classes of preferred shares with respect to dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Corporation.

So long as the TARP Preferred remains outstanding, we are generally not permitted to declare or pay dividends or distributions on the Common Shares or any other shares of junior stock (other than dividends payable solely in Common Shares) or parity stock, and no Common Shares, junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or our subsidiary unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of TARP Preferred have been or are contemporaneously declared and paid in full. The following exceptions, however, are permissible:

•                                     Purchases, redemptions or other acquisitions of our Common Shares or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice;

•                                     acquisitions by the Corporation or any of its subsidiaries or record ownership in junior stock or parity stock for the beneficial ownership of any other person (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and

•                                     the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into before April 24, 2009, or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Shares.

Redemption

The TARP Preferred may not be redeemed prior to May 5, 2012, unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $550,000, which equals 5% of the aggregate liquidation amount of the TARP Preferred on the date of issuance. In such a case, we may redeem the TARP Preferred, subject to the approval of the Federal Reserve Board and the FDIC, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than the Corporation or its subsidiaries after April 24, 2009, of perpetual preferred shares, common shares or a combination thereof, that in each case qualify as “tier 1 capital” of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the FDIC. Qualified equity offerings do not include issuances made in connection with any such sales or issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 18, 2008.

Notwithstanding the foregoing, the American Recovery and Reinvestment Act of 2009 (“ARRA”), which was signed into law on February 17, 2009, provides that the Secretary of the U.S. Treasury shall permit, subject to consultation with the recipient’s appropriate federal banking agency, a recipient of funds under the Capital Purchase Program to repay such assistance previously provided under the Capital Purchase Program, without regard to whether the recipient has replaced such funds from any other source or to any waiting period. It appears that ARRA will permit us, if we so elect and following consultation with the Federal Reserve Board and the FDIC, to redeem the TARP Preferred at any time without restriction.

After May 15, 2012, the TARP Preferred may be redeemed at any time, subject to the approval of the Federal Reserve Board and the FDIC, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount of $1,000 per share plus accrued and unpaid dividends up to, but excluding the date of, redemption.

The TARP Preferred will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of the TARP Preferred have no right to require the redemption or repurchase of the TARP Preferred.

If fewer than all of the outstanding shares of the TARP Preferred are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of the TARP Preferred in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We must mail notice of any redemption of the TARP Preferred by first class mail, postage prepaid, addressed to the holders of record of the shares of the TARP Preferred to be redeemed at their respective last addresses appearing on our books. This mailing must be at least thirty (30) days and not more than sixty (60) days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of the TARP Preferred designated for redemption will not affect the redemption of any other holder of the TARP Preferred. Each notice of redemption must set forth the applicable redemption date, the redemption price, the place where shares of the TARP Preferred are to be redeemed and the number of shares of the TARP Preferred to be redeemed (and, if less than all shares of the TARP Preferred held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of the TARP Preferred that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred shares.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the TARP Preferred will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the TARP Preferred will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities, but before any distribution of assets is made to holders of our Common Shares or any other shares ranking, as to that distribution, junior to the TARP Preferred.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of the TARP Preferred and all holders of any shares of outstanding parity stock, the amounts paid to the holders of the TARP Preferred and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of the TARP Preferred has been paid in full to all holders of the TARP Preferred and other shares of parity stock, the holders of our Common Shares or any other shares ranking, as to such distribution, junior to the TARP Preferred, will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of TARP Preferred do not have any voting rights.

Election of Two (2) Directors upon Non-Payment of Dividends.  In the event that dividends payable on the shares of TARP Preferred have not been paid for an aggregate of six (6) or more quarterly dividend periods, whether or not consecutive, the authorized number of directors then constituting our board would be automatically increased by two (2), and the holders of TARP Preferred, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, would be entitled to elect the two (2) additional members of our board of directors, referred to as the “Preferred Stock Directors,” at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any Preferred Stock Directors is subject to the condition that the election would not cause us to violate any corporate governance requirements relating to board independence of any securities exchange or other trading facility on which our securities may then be listed or traded.

Upon the termination of the right of the holders of TARP Preferred and voting parity stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors would immediately cease to be qualified as directors, their term of office would terminate immediately and the number of authorized directors of the Corporation would be reduced by the number of Preferred Stock Directors that the holders of TARP Preferred and voting parity stock had been entitled to elect. The holders of a majority of the TARP Preferred and voting parity stock shares, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the TARP Preferred and voting parity stock shares, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of TARP Preferred are outstanding, the vote or consent of the holders of at least 66 2/3 % of the shares of TARP Preferred at the time outstanding, voting as a separate class, shall be necessary for effecting or validating:

•                                     Any amendment or alteration of the Articles of Incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to TARP Preferred with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

•                                     Any amendment, alteration or repeal of any provision of the Articles of Incorporation, as amended, for the TARP Preferred so as to adversely affect the rights, preferences, privileges or voting powers of the TARP Preferred; or

•                                     Any consummation of a binding share exchange or reclassification involving the TARP Preferred, or of a merger or consolidation of the Corporation with another entity, unless the shares of TARP Preferred remain outstanding following any such transaction or, if the Corporation is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of TARP Preferred or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the TARP Preferred immediately prior to such consummation, taken as a whole.

The foregoing voting provisions would not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of TARP Preferred have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of TARP Preferred to effect the redemption.

Conversion

Holders of TARP Preferred shares have no right to exchange or convert such shares into any other securities.

No Preemptive Rights

No share of TARP Preferred shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options may be designated, issued or granted.

Other Rights

The shares of TARP Preferred do not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof, other than as set forth in the Articles of Incorporation or as provided by applicable law.

More Information

More information regarding TARP Preferred can be found in our Current Report on Form 8-K and the exhibits attached thereto, filed with the SEC on April 24, 2009, which is incorporated into the registration statement of which this prospectus is a part by reference.

Description of Warrants

The following is a brief description of the TARP Warrant that was issued to the Treasury on April 24, 2009. The description of the TARP Warrant contained in this section is qualified in its entirety by the actual terms of the TARP Warrant, a form of which is attached as an exhibit to our Current Report on Form 8-K filed on April 24, 2009, and incorporated by reference into this prospectus.

Common Shares Subject to the TARP Warrant

The Warrant is initially exercisable for 379,310 Common Shares.

Exercise of the TARP Warrant

The initial exercise price applicable to the TARP Warrant is $4.35 per Common Share. The TARP Warrant may be exercised at any time on or before April 24, 2019, by surrender of the TARP Warrant and a completed notice of exercise attached as an annex to the TARP Warrant and the payment of the exercise price for the Common Shares for which the TARP Warrant is being exercised. The exercise price may be paid either by the withholding by the Corporation of such number of Common Shares issuable upon exercise of the TARP Warrant equal to the value of the aggregate exercise price of the TARP Warrant determined by reference to the market price of our Common Shares on the trading day on which the TARP Warrant is exercised or, if agreed to by us and the holder of the TARP Warrant, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the TARP Warrant is subject to the further adjustments described below under the heading “Adjustments to the TARP Warrant.”

Upon exercise of the TARP Warrant, certificates for the Common Shares issuable therefor will be issued to the holder of the TARP Warrant. We will not issue fractional shares upon any exercise of the TARP Warrant. Instead, the holder of the TARP Warrant will be entitled to a cash payment equal to the market price of our Common Shares on the last trading day preceding the exercise of the TARP Warrant (less the pro-rated exercise price of the TARP Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the TARP Warrant. We must at all times reserve the aggregate number of Common Shares for which the TARP Warrant may be exercised.

Rights as a Shareholder

The holder of the TARP Warrant has no rights or privileges of the holders of our Common Shares, including any voting rights, until (and then only to the extent) the TARP Warrant has been exercised.

Transferability and Assignability

The TARP Warrant, and all rights under the TARP Warrant, are transferable and assignable.

Adjustments to the TARP Warrant

Adjustments in Connection with Stock Dividends, Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the TARP Warrant may be exercised and the exercise price applicable to the TARP Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our Common Shares, subdivide, combine or reclassify outstanding Common Shares.

Certain Issuances.  Until the earlier of April 24, 2012, and the date the Treasury no longer holds the TARP Warrant (and other than in certain permitted transactions described below), if we issue any Common Shares (or securities convertible or exercisable into Common Shares) at a price per share less than the applicable per share warrant exercise price, then the exercise price under the TARP Warrant shall be adjusted to equal the consideration per Common Share received by the Corporation in connection with such issuance, and the number of Common Shares into which the TARP Warrant is exercisable will be adjusted. Permitted transactions include issuances:

•                                     as consideration for or to fund the acquisition of businesses and/or related assets at fair market value;

•                                     in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•                                     in connection with public or broadly marketed offerings and sales of Common Shares or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder, on a basis consistent with capital-raising transactions by comparable financial institutions; and

•                                     in connection with the exercise of preemptive rights on terms existing as of the TARP Warrant issue date.

Other Distributions

If we declare any dividends or distributions other than stock dividends, the exercise price of the TARP Warrant will be adjusted to reflect such distribution.

Certain Repurchases

If we effect a pro rata repurchase of Common Shares, both the number of shares issuable upon exercise of the TARP Warrant and the exercise price will be adjusted.

Business Combinations

In the event of a merger, consolidation or similar transaction involving the Corporation and requiring shareholder approval, the TARP Warrant holder’s right to receive Common Shares upon exercise of the TARP Warrant shall be converted into the right to exercise the TARP Warrant for the consideration that would have been payable to the TARP Warrant holder with respect to the Common Shares for which the TARP Warrant may be exercised, as if the TARP Warrant had been exercised prior to such merger, consolidation or similar transaction.

More Information

More information regarding the TARP Warrant can be found in our Current Report on Form 8-K and the exhibits attached thereto, filed with the SEC on April 24, 2009, which is incorporated into the registration statement of which this prospectus is a part by reference.

DESCRIPTION OF THE SUBSCRIPTION RIGHTS

The Subscription Rights

We are distributing to holders of our Common Shares as of 5:00 p.m., Eastern Time, on April 6, 2012, which is the Record Date for this rights offering, at no charge, non-transferable subscription rights to purchase our Common Shares. You will receive approximately three hundred fifty-six thousandths (0.356) of a subscription right for each Common Share you owned at the close of business on the Record Date. The subscription rights will be evidenced by subscription rights certificates. Subscription rights may only be exercised in whole numbers; we will not issue fractional shares and will round all of the subscription rights down to the nearest whole number, but may round up to the nearest whole number with respect to the over-subscription privilege.  As a result, we may not issue the full number of shares authorized for issuance in connection with the rights offering. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Basic Subscription Privilege

Each whole subscription right that you own will entitle you to purchase one (1) Common Share at a Subscription Price of $5.75 per share. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.

For example, if you owned one thousand (1,000) Common Shares as of 5:00 p.m., Eastern Time, on the Record Date, you would receive three hundred fifty-six (356) whole subscription rights and would have the right to purchase three hundred fifty-six (356) Common Shares for $5.75 per share with your basic subscription privilege.

We determined the number of Common Shares to be offered and the fractional subscription right to attach to each whole Common Share based on the total Common Shares outstanding on the Record Date and the number of Common Shares underlying this rights offering. Because we are offering subscription rights to purchase $7.0 million of Common Shares at $5.75 per Common Share, the subscription rights must be exercisable for 1,217,391 Common Shares ($7.0 million divided by $5.75). To determine the number of subscription rights to attach to each outstanding Common Share, we divided the number of Common Shares that we are offering (1,217,391) by the 3,419,736 currently outstanding Common Shares eligible to participate. The result, to the third decimal place, is that each shareholder will receive three hundred fifty-six thousandths (.356) of a subscription right for each whole Common Share owned by such shareholder.  Accordingly, you will need to own at least three (3) Common Shares in order to exercise a full subscription right for one (1) Common Share in this rights offering.

Over-Subscription Privilege

If you exercise your basic subscription privilege in full, you will also have an over-subscription privilege to subscribe for any shares that our other subscription rights holders do not purchase under their basic subscription privilege. The Subscription Price for shares purchased pursuant to the over-subscription privilege will be the same as the Subscription Price for the basic subscription privilege.

You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, if you are granted subscription rights for our Common Shares that you own individually and our Common Shares that you own jointly with your spouse, you may exercise your over-subscription privilege with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You will not, however, be able to exercise the over-subscription privilege you have collectively with your spouse unless the basic subscription privilege collectively held by you and your spouse is fully exercised. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to Common Shares that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.  Because we will not know the total number of unsubscribed Common Shares before the rights offering expires, if you wish to maximize the number of Common Shares you may purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Common Shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your over-subscription privileges).  To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires.

We reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests.

Common Shares available to our shareholders pursuant to the over-subscription privilege will be allocated pursuant to a two-step process. The maximum number of Common Shares purchasable by a shareholder in the first step of the allocation process will be limited to the result of: (x) the total number of unsubscribed Common Shares multiplied by (y) the number of subscription rights that were distributed to such shareholder divided by (z) the number of subscription rights distributed to all holders of Common Shares as of the Record Date. Shareholders whose over-subscription requests exceed the Common Share limitation of the first step of the allocation process will proceed to the second step, where we will seek to honor over-subscription requests in full if sufficient Common Shares are available. If over-subscription requests for Common Shares in the second step of the allocation process exceed the number of Common Shares available, however, we will allocate the available Common Shares pro rata among the shareholders participating in the second step of the allocation process in proportion to the number of subscription rights that were distributed to each of those shareholders relative to the number of subscription rights distributed to all holders of Common Shares participating in the second step of the allocation, with the number of Common Shares rounded up or down, as applicable, to result in the allocation of whole Common Shares. If this pro rata allocation results in any shareholder receiving a greater number of Common Shares than for which the shareholder subscribed pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of Common Shares for which the shareholder oversubscribed, and the remaining Common Shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all Common Shares have been allocated.

For example, if: (i) there are one hundred (100) excess Common Shares available for purchase by three (3) shareholders who have timely and fully exercised their basic subscription privileges with respect to all the subscription rights they hold and (ii) shareholder A, who received 15% of the subscription rights distributed to all holders of Common Shares as of the Record Date, requests the purchase of one hundred (100) Common Shares pursuant to shareholder A’s over-subscription privilege, shareholder B, who received 10% of the subscription rights distributed to all holders of Common Shares as of the Record Date, requests the purchase of fifty (50) Common Shares pursuant to shareholder B’s over-subscription privilege, and shareholder C, who received 5% of the subscription rights distributed to all holders of Common Shares as of the Record Date, requests the purchase of twenty (20) Common

Shares pursuant to shareholder C’s over-subscription privilege, then, assuming the valid exercise of each of these shareholder’s basic subscription privileges and receipt of sufficient payment for the Common Shares requested pursuant to the over-subscription request, in the first step of the allocation process of the over-subscription privilege: shareholder A would receive fifteen (15) Common Shares, shareholder B would receive ten (10) Common Shares and shareholder C would receive five (5) Common Shares. In the second step of the allocation process: shareholder A would receive thirty-five (35) Common Shares, shareholder B would receive twenty-three and thirty-three hundredths (23.33) Common Shares (rounded down to twenty-three (23) Common Shares, with the total subscription payment being adjusted accordingly) and shareholder C would receive eleven and sixty-seven hundredths (11.67) Common Shares (rounded up to twelve (12) Common Shares, with the total subscription payment being adjusted accordingly).

Registrar & Transfer Company, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above. Any excess subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty.

Limitation on the Purchase of Common Shares

As a bank holding company, we are subject to regulation by the Federal Reserve Board. The Federal Reserve Board has the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve Board rules and regulations, if you, directly or indirectly, or through one or more subsidiaries or acting in concert with one or more persons or entities will own 10% or more of our voting stock after giving effect to the rights offering and the SCI Investment, then you will be presumed to control us. This presumption of control is rebuttable; however, it is likely that you will need to submit materials to the Federal Reserve Board or enter into what is referred to as a passivity commitment, to successfully rebut this presumption. If, after giving effect to the rights offering and the SCI Investment, you will hold 25% or more of our voting stock, you will be conclusively presumed to control us, and the Federal Reserve Board will require that an application or other documentation be filed prior to obtaining this level of control.

We will not issue Common Shares pursuant to the exercise of basic subscription privileges or over-subscription privileges to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority, including the Federal Reserve Board, to acquire, own or control such Common Shares if, as of the closing of the rights offering, such clearance or approval has not already been obtained or any applicable waiting period has not expired. If we elect not to issue Common Shares in such a case, the unissued Common Shares will become available to satisfy over-subscriptions by other shareholders.

You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve Board or any other bank regulatory authority in connection with your exercise of the subscription rights issued to you.

Effects of Rights Offering on Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Shares as of March 30, 2012 by our directors, executive officers and 5% beneficial owners, and the potential effects of the rights offering.

The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner Directors and Executive Officers	Amount and Nature of Beneficial Ownership(1) (2)	Percent of Class(1) (2)	Percentage of Class if all Holders Exercise Subscription Rights(1)(2)
Paul D. Tobias, Chairman and Chief Executive Officer (3)	152,586	4.35%	3.21%

Kelly W. George, President	20,716	0.59%	0.45%

Ernie R. Krueger, Executive Vice President/CFO	19,166	0.55%	0.43%

Walter J. Aspatore, Director	13,264	0.38%	0.30%

Dennis B. Bittner, Director	5,016	0.14%	0.11%

Joseph D. Garea, Director	52,228	1.49%	1.25%

Robert E. Mahaney, Director	7,261	0.21%	0.17%

Robert H. Orley, Director	27,641	0.79%	0.65%

Randolph C. Paschke, Director	16,165	0.46%	0.37%

L. Brooks Patterson, Director	2,000	0.06%	0.04%

All current executive officers and directors as a group (10) persons	316,368	9.01%	6.99%

FSI Group, LLC 441 Vine Street, Suite 507 Cincinnati, OH 45202	340,000	9.68%	8.13%

Gerlach & Co. FBO Banc Fund V LP 208 LaSalle Street, Suite 1680 Chicago, IL 60604	300,000	8.54%	7.18%

Raymond Garea 31 Claremont Avenue Maplewood, NJ 07040	231,157	6.58%	5.53%

Wellington Management Company LLP 75 State Street Boston, MA 02109	212,380	6.05%	5.08%

PRB Advisors, LLC 600 Third Avenue, 17th Floor New York, NY 10016	301,134	8.57%	7.20%

Hillsdale Hourly Pension Plan 2424 John Daly Road Inkster, MI 48141	235,911	6.72%	5.64%

(1)                                  This table is based upon information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Corporation believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on shares outstanding on March 30, 2012, adjusted as required by rules promulgated by the SEC.

(2)                                  Includes the following shares subject to options exercisable within 60 days of April 19, 2011: Mr. Aspatore — 2,000, Mr. Bittner — 2,000, Mr. George — 7,000, Mr. Krueger — 4,000, Mr. Orley — 2,000, Mr. Paschke — 2,000, Mr. Patterson — 2,000, Mr. Tobias — 70,502, all current Directors and Executive Officers as a group — 91,827.

(3)                                  Includes 10,256 shares owned by Tobias Capital LLC, which is 35% owned by Mr. Tobias and his wife.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent prior to the expiration of the rights offering.

Subscription by Beneficial Owners

If you are a beneficial owner of our Common Shares that are registered in the name of a broker, custodian bank or other nominee, or if you hold our Common Share certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., Eastern Time, on July 16, 2012, which is the expiration of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required documents and your full subscription payment prior to 5:00 p.m., Eastern Time, on July 16, 2012.

Payment Method

Your payment of the Subscription Price must be made in U.S. dollars for the full number of Common Shares you wish to acquire under the basic subscription privilege and the over-subscription privilege. Your payment must be delivered in one of the following ways:

•                                     uncertified check drawn upon a U.S. bank and payable to Mackinac Financial Corporation;

•                                     certified check drawn upon a U.S. bank and payable to Mackinac Financial Corporation; or

•                                     via wire transfer to TD Bank, 600 Atrium Way, Mt. Laurel, NJ 08054, f/b/o Registrar and Transfer Company, as rights offering agent, Account No. 276-053-5977, ABA No: 031-201-360.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•                                     clearance of any uncertified personal check deposited by the subscription agent;

•                                     receipt by the subscription agent of any certified check drawn upon a U.S. bank; or

•                                     receipt by the Subscription Agent of any funds wired to the account referred to above.

Clearance of Uncertified Personal Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five (5) or more business days. If you wish to pay the Subscription Price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified check made payable to Mackinac Financial Corporation.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us.  We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period for the rights offering. Because uncertified personal checks may take at least five (5) or more business days to clear, we urge you to pay or arrange for payment by means of certified check made payable to Mackinac Financial Corporation to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised or do not forward full payment of the total Subscription Price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole subscription rights that may be exercised with the aggregate Subscription Price payment you delivered to the subscription agent. If your aggregate Subscription Price payment is greater than the amount you owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of our Common Shares with your over-payment. If we do not apply your full Subscription Price payment to your purchase of our Common Shares, the subscription agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the expiration date of the rights offering.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on July 16, 2012, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our Common Shares to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent. We have the option to extend the rights offering in our discretion and the period for exercising your subscription rights, although we do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to you prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering, including increasing the size of the offering.

Subscription Price

In determining the Subscription Price, the board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, the price at which SCI was willing to participate in the SCI Investment, historical and current trading prices for our Common Shares and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  The Subscription Price was established at a price of $5.75 per full share, which equals the price to be paid by SCI for our Common Shares in the SCI Investment. The Subscription Price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our Common Shares to be offered in the rights offering.

We have also retained River Branch Capital LLC to advise us with respect to an appropriate per share price rage for the Subscription Price of our shares in this rights offering.  Please see “Determination of Offering Price” on page [    •    ] for more information regarding our retention of River Branch Capital LLC.

We cannot assure you that the market price of our Common Shares will not decline during or after the rights offering. We also cannot assure you that you will be able to sell our Common Shares purchased during the rights offering at a price equal to or greater than the Subscription Price. We urge you to obtain a current quote for our Common Shares before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occurs. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Cancellation Rights

Our board of directors may cancel the rights offering at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Subscription Agent

Registrar and Transfer Company is acting as the subscription agent for the rights offering under an agreement with us. All subscription rights certificates, payments of the Subscription Price and nominee holder certifications, to the extent applicable to your exercise of rights, must be delivered to Registrar and Transfer Company as follows:

By Hand or Overnight Courier
(Until 5:00 p.m. Eastern Time on
By First Class Mail:	the expiration date of the rights offering):

Registrar and Transfer Company	Registrar and Transfer Company
P.O. Box 645	10 Commerce Drive
Cranford, NJ 07016	Cranford, NJ 07016
Attn: Reorg/Exchange Dept.	Attn: Reorg/Exchange Dept.

You should direct any questions, requests for assistance concerning the method of subscribing for our Common Shares or requests for additional copies of this prospectus to our Executive Vice President/Chief Financial Officer, Ernie R. Krueger, at: Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan 49854, (906) 341-7158.

We will pay the fees and expenses of Registrar and Transfer Company. We have also agreed to indemnify Registrar and Transfer Company against certain liabilities in connection with the rights offering.

If you deliver subscription documents or subscription rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription privileges.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the subscription agent nor the Corporation will pay such expenses.

No Fractional Shares

We will not issue fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by us, unless:

•                                     your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•                                     you are an eligible institution.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds our Common Shares for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold our Common Shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our Common Shares on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of our Common Shares or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our Common Shares directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or other nominee or if you receive it without sufficient time to respond.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Segregated Account; Return of Funds

The subscription agent will hold funds received in payment for our Common Shares in a segregated account pending completion of the rights offering. We will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalties, as soon as practicable.

Certificates for our Common Shares

As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for issuance, to each subscription rights holder of record that has validly exercised its basic subscription privilege, the Common Shares purchased pursuant to the basic subscription privilege. Any shares purchased pursuant to the over-subscription privilege will be issued as soon as practicable after the expiration date of the rights offering and following the completion of any prorations as may be necessary in the event the over-subscription requests exceed the number of shares available to satisfy such requests.

Shareholder Rights

If you purchase our Common Shares in the rights offering, you will have no rights as a holder until certificates representing the Common Shares are issued to you or credited to your account with your holder of record.  You will have no right to revoke your subscription after your rights certificate or the “Beneficial Owner Election Form,” the full subscription payment and any other required documents have been delivered to the subscription agent.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify us prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the expiration of the rights offering, and demonstrate to our satisfaction that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional Common Shares at the Subscription Price.

Regulatory Limitation

We will not be required to issue to you our Common Shares pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our Common Shares.

Listing

The subscription rights will not be listed for trading on the NASDAQ Capital Market or any stock exchange or market or any over-the-counter or bulletin board market. Our Common Shares are currently listed for quotation on the NASDAQ Capital Market under the ticker symbol “MFNC,” and the shares to be issued in connection with the rights offering will also be listed on the NASDAQ Capital Market under the same symbol

Our Common Shares Outstanding After the Rights Offering

Assuming no options are exercised, all subscription rights are exercised prior to the expiration of the rights offering and giving effect to the maximum number of Common Shares issuable pursuant to the SCI Investment, we expect approximately 5,668,073 Common Shares will be outstanding immediately after completion of the rights offering.

The SCI Investment Transaction

We have separately entered into a securities purchase agreement with SCI in connection with the rights offering. In connection with the SCI Investment and pursuant to the securities purchase agreement, SCI has agreed to purchase, upon completion of the rights offering and receipt of Federal Reserve Approval, such number of our Common Shares that SCI can purchase without SCI owning more than 19.9% of our Common Shares then issued and outstanding, at a per share price equal to the Subscription Price.

The proceeds from the sale of securities derived from the SCI Investment and the rights offering would be used for general operating purposes.  The aggregate maximum number of Common Shares that may be sold to SCI, if no current shareholder exercises its subscription rights or over-subscription rights and assuming regulatory approval, is 728,498.

For so long as SCI and its affiliates own 5% or more of our Common Shares, we have agreed to take all action necessary to cause one (1) person designated by SCI to be elected to our board of directors and, so long as such person is appropriately qualified, to recommend to our shareholders that they elect such designee to our board of directors.  SCI has indicated that its designee to our board of directors will initially be David R. Steinhardt.

More information regarding the SCI Investment can be found in our Current Reports on Form 8-K, filed with the SEC on March 28, 2012 and May 23, 2012, which are incorporated into the registration statement of which this prospectus is a part by reference.

The Securities Purchase Agreement

Prior to making its commitment to purchase our Common Shares, SCI executed a non-disclosure agreement and accordingly gained access to nonpublic information about the Corporation and the Bank. Subsequently, we negotiated and entered into the securities purchase agreement with SCI. The following summarizes the material terms of the securities purchase agreement. A form of the securities purchase agreement and the amended securities purchase agreement have been filed as exhibits to our Current Reports on Form 8-K, filed with the SEC on March 28, 2012 and (in the case of the amendment) May 23, 2012, which are incorporated into the registration statement of which this prospectus is a part by reference. We urge you to carefully read the entire document.

Representations Made by the Corporation in the Securities Purchase Agreement.  The Corporation has made representations and warranties to SCI including with respect to its corporate organization and authority, subsidiaries, capitalization, authorization of the securities purchase agreement and ancillary documents thereto (collectively, the “Transaction Documents”) and related transactions, knowledge of conditions relating to regulatory approvals, financial statements, corporate reporting and government correspondence, properties and leases, taxes, absence of certain changes since December 31, 2010, commitments and contracts, securities offerings, litigation and other proceedings, undisclosed liabilities, compliance with laws, insurance, labor, benefit plans, investment company status, risk management, derivatives, environmental liability, anti-takeover provisions, intellectual property, agreements with regulatory agencies, loan portfolio, directors’ and officers’ insurance, Section 16 items, adequate capitalization, changes in control and brokers and finders.  Pursuant to the terms of the Transaction Documents, the Corporation will be liable to SCI for any breaches of these representations and warranties.

Representations Made by SCI in the Securities Purchase Agreement.  SCI has made representations and warranties to SCI including with respect to its corporate organization and authority, authorization of the Transaction Documents and related transactions, its residence, economic status, knowledge, information, investment intent and brokers and finders.

Covenants of the Corporation Under the Securities Purchase Agreement.  The securities purchase agreement contains covenants of the Corporation to take or refrain from taking certain actions, including the following:

•                                     file all necessary and customary documentation to effect all necessary and customary applications, notices, petitions, filings and other documents and obtain all necessary and customary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and governmental entities and in connection with the expiration or termination of any applicable waiting periods;

•                                     use its commercially reasonable efforts to help SCI promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with and notifications to or expiration or termination of any applicable waiting period, all notices to, and, to the extent required by applicable law or regulation, consents, approvals or exemptions from bank regulatory authorities, for the transactions contemplated by the securities purchase agreement;

•                                     use its, and cause its affiliates to use, commercially reasonable efforts to obtain all approvals required to be obtained by the Corporation in connection with the transactions contemplated by the Transaction Documents, including responding fully to all requests for additional information from the Federal Reserve, the FDIC and OFIR;

•                                     furnish SCI with all information concerning itself, its subsidiaries, affiliates, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any governmental entity in connection with the securities purchase agreement;

•                                     from the date of the securities purchase agreement until the Closing, the Corporation must refrain from, directly or indirectly, amending, modifying or waiving, and our board of directors must refrain from recommending approval of any proposal to the Corporation’s shareholders having the effect of amending, modifying or waiving, any provision in our Articles of Incorporation or Bylaws in any manner adverse to SCI;

•                                     pay (i) the reasonable legal fees and expenses of SCI’s counsel and (ii) all other reasonable and documented costs and expenses incurred by SCI (other than any legal fees) in connection with the transactions contemplated by the Transaction Documents; provided, however, in no event shall such fees, costs and expenses exceed $125,000 in the aggregate;

•                                     upon reasonable notice, and in such a manner as not to interfere unreasonably with the conduct of the business of the Corporation, the Corporation and its subsidiaries must afford to SCI and its representatives (including employees of SCI and counsel, accountants, financial and investment banking advisors and other professionals retained by the Investor) (i) such access during normal business hours to its books, records, properties and personnel and to such other information as SCI may reasonably request and (ii) reasonable opportunities to routinely consult with the management of the Corporation and its subsidiaries, which shall not be more frequently than once per calendar quarter, on matters relating to the operation of the Corporation;

•                                     hold, and cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold in strict confidence, unless disclosure is specifically permitted by the securities purchase agreement, all nonpublic records, books, contracts, instruments, computer data and other data and information concerning SCI furnished to the Corporation by SCI or its representatives pursuant to this Agreement;

•                                     cooperate, in accordance with reasonable and customary business practices, with any and all transfers by SCI of the Corporation’s securities as permitted by the securities purchase agreement;

•                                     use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with SCI in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents;

•                                     promptly inform SCI of, and consult SCI regarding, any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding against the Corporation, any of its subsidiaries or any of the past or present executive officers or directors of the Corporation or any of its subsidiaries that is threatened or initiated by or on behalf of any shareholder of the Corporation in connection with or relating to the transactions contemplated by the Transaction Documents;

•                                     during the period from the date of the securities purchase agreement though the Closing, the Corporation and its subsidiaries must refrain from entering into any additional or modifying any existing agreements with any existing or future investors in the Corporation or any of its subsidiaries that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of SCI by the Transaction Documents, unless, in any such case, SCI has been offered such rights and benefits;

•                                     provide prompt notice to SCI of any event, condition, fact, circumstance, occurrence, transaction or other item that would constitute a violation or breach of any Transaction Document or that would have been required to be disclosed to SCI in connection with the execution of the securities purchase agreement had such event occurred prior to the date of the securities purchase agreement;

•                                     use commercially reasonable efforts to carry on its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve its and its subsidiaries’ businesses (including their organization, assets, properties, goodwill and insurance coverage) and preserve business relationships with customers, vendors, strategic partners and others having business dealings with them;

•                                     unless otherwise contemplated by the securities purchase agreement, refrain from (i) declaring, setting aside or paying any distributions or dividends on, or making any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities; (iii) purchasing, redeeming or otherwise acquiring any capital stock or any of its other securities or any rights, warrants or options to acquire any such capital stock or other securities; (iv) issuing, delivering, selling, granting, pledging or otherwise disposing of or encumbering any capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock, voting securities or convertible or exchangeable securities, other than any issuance of Common

Shares on exercise of any compensatory stock options outstanding on the date of the securities purchase agreement; or (v) entering into any contract with respect to, or otherwise agreeing or committing to do, any for the foregoing;

•                                     to the extent reasonably practicable, consult with SCI prior to taking any material action outside of the ordinary course of business; provided that the Corporation shall refrain from consulting with SCI with respect to such material action or providing any material non-public information to SCI unless the Corporation first seeks and obtains SCI’s prior consent to be so consulted or to receive such information; and

•                                     except as provided in the securities purchase agreement, refrain from (i) granting or providing any severance or termination payments or benefits to any director, officer or employee of the Corporation or any of its subsidiaries; (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to or make any new equity awards to any director, officer or employee of the Corporation or any of its subsidiaries; (iii) establish, adopt, amend or terminate any benefit plan or amend the terms of any outstanding equity-based awards; (iv) take any action to accelerate the vesting or payment or fund or in any other way secure the payment of compensation or benefits under any benefit plan to the extent not already provided in any such benefit plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles (as further defined by the securities purchase agreement); or (vi) forgive any loans to directors, officers or employees of the Corporation or any of its subsidiaries.

Conditions to Closing Obligations of SCI. The securities purchase agreement provides that the obligations of SCI to consummate the transactions contemplated by the securities purchase agreement at the Closing and purchasing the Purchased Shares are subject to satisfaction or waiver of the following conditions:

•                                     that no provision of applicable law or judgment, injunction, order or decree prohibits the closing or restricts SCI from holding or voting any capital stock of the Corporation;

•                                     that no lawsuit has been commenced in any court or other governmental authority or agency seeking to prohibit the closing or to restrict SCI from holding or voting any capital stock of the Corporation;

•                                     that all of the representations and warranties made by the Corporation in the securities purchase agreement are true and correct as provided by the securities purchase agreement;

•                                     that between the date of the securities purchase agreement and the consummation of the transactions contemplated by the securities purchase agreement, neither the Corporation nor the Bank shall have experienced any material adverse effect;

•                                     that the Corporation has performed all of its obligations required to be performed by it under the securities purchase agreement;

•                                     that certain employees of the Corporation have entered into amended and restated employment agreements in forms reasonably acceptable to SCI;

•                                     that counsel to the Corporation has delivered a written legal opinion to SCI satisfactory to SCI;

•                                     that the Corporation has obtained all third party approvals and consents necessary to consummate the transactions contemplated by the securities purchase agreement;

•                                     that, following the date of the securities purchase agreement, the Corporation shall not have agreed to enter into a transaction that resulted in, or would result in if consummated, a change in control of the Corporation;

•                                     that the Corporation delivers to SCI certain certificates, resolutions and other ancillary document deliverables and has made certain filings contemplated by the securities purchase agreement;

•                                     that the Corporation shall have implemented, effective subject to the occurrence of the Closing, the governance matters contemplated by the securities purchase agreement with respect to the appointment to the board of a representative of SCI;

•                                     that the Corporation shall have caused the Common Shares issued to SCI under the securities purchase agreement to be approved for listing on the NASDAQ Capital Market, subject to official notice of issuance;

•                                     that the Corporation shall have closed the rights offering or the rights offering shall have expired;

•                                     that, since the date of the securities purchase agreement, there shall not have been any action taken or any law enacted, entered, enforced or deemed applicable by any governmental entity, whether in connection with the consent of any governmental entity specified in the securities purchase agreement or otherwise, which imposes any new restriction or condition on the Corporation or its subsidiaries or SCI or any of its affiliates (other than as specifically permitted by the securities purchase agreement) which is materially and unreasonably burdensome on the Corporation’s business following the Closing or on SCI (or any of its affiliates) related to the SCI Investment, as applicable, or would reduce the economic benefits of the transactions contemplated by the securities purchase agreement to SCI to such a degree that SCI would not have entered into the securities purchase agreement had such condition or restriction been known to it on the date of the securities purchase agreement; and

•                                     that SCI has received the requisite approvals, consents, non-objections, written confirmations or other correspondence regarding SCI’s investment in the Corporation by the Federal Reserve Board, the FDIC, OFIR and all other applicable governmental or regulatory approvals or authorizations of and, to the extent required by applicable law or regulation, consents, approvals or exemptions from bank regulatory authorities required in connection with the transactions contemplated by the Transaction Documents.

Conditions to Closing Obligations of the Corporation. The securities purchase agreement provides that the obligations of the Corporation to consummate the transactions contemplated by the securities purchase agreement at the Closing are subject to satisfaction or waiver of the following conditions:

•                                     that all of the representations and warranties made by SCI in the securities purchase agreement are true and correct as provided by the securities purchase agreement;

•                                     that no provision of applicable law or judgment, injunction, order or decree prohibits the Closing;

•                                     that no lawsuit has been commenced in any court or other governmental authority or agency seeking to prohibit the Closing;

•                                     that SCI has obtained all third party approvals and consents necessary to consummate the transactions contemplated by the securities purchase agreement;

•                                     that SCI has performed all of its obligations required to be performed by it under the securities purchase agreement; and

•                                     that SCI delivers to the Corporation certain certificates, resolutions and other ancillary document deliverables and has made certain filings contemplated by the securities purchase agreement.

Termination Provisions in the Securities Purchase Agreement. The securities purchase agreement contains certain termination rights for the Corporation and SIC, as the case may be, which may be triggered:

•                                     by mutual written agreement of the Corporation and SCI;

•                                     by any party, upon written notice to the other party, if the Closing does not occur by September 30, 2012; provided, however, that the right to terminate the securities purchase agreement pursuant to this provision will not be available to any party whose failure to fulfill any obligation under the securities purchase agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

•                                     by any party, upon written notice to the other party, if such other party has breached any of its representations, warranties, covenants or agreements made in the securities purchase agreement and such breach is not curable by the date that would be the transaction consummation date;

•                                     by any party, upon written notice to the other party, if any governmental authority issues any order, decree or injunction or takes any other type of restraining action to prohibit the consummation of the transactions consummated by the securities purchase agreement; and

•                                     by any party, upon written notice to the other party, in the event that any governmental entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by the securities purchase agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

•                                     by SCI, upon written notice to the Corporation, if SCI or any of its affiliates receives written notice from or is otherwise advised by the Federal Reserve Board, OFIR or the FDIC that the Federal Reserve Board, OFIR or the FDIC, as applicable, will not grant (or intends to rescind or revoke if previously granted) any of the written confirmations or determinations as set forth in the securities purchase agreement; or

•                                     by the Corporation, upon written notice to SCI, if the Corporation receives written notice from or is otherwise advised by the Federal Reserve Board, OFIR or the FDIC that the Federal Reserve Board, OFIR or the FDIC will not grant (or intends to rescind or revoke if previously granted) any approvals required to be obtained to consummate the transactions contemplated by the Transaction Documents.

In the event of any termination of the securities purchase agreement, the securities purchase agreement (other than certain sections specified in the securities purchase agreement) becomes wholly void and of no further force and effect; provided, that this termination provision does not relieve any party from liability for willful breach of the securities purchase agreement.

Additional Agreements with SCI.  Pursuant to the securities purchase agreement, the following additional agreements apply to the SCI Transaction:

•                                     From the date of the securities purchase agreement through such time during which SCI, together with its affiliates, in the aggregate own 5% or more of all of the outstanding Common Shares (including any securities owned by SCI that are directly or indirectly convertible or exercisable into Common Shares on an as-converted basis, as further specified in the securities purchase agreement (the “Qualifying Ownership Interest”), the Corporation shall not enter into any poison pill agreement, shareholders’ rights plan or similar agreement that shall limit the rights of SCI and its affiliates and associates to hold any Common Shares or acquire additional securities of the Corporation, unless such poison pill agreement, shareholders’ rights plan or similar agreement grants an exemption or waiver to SCI and its affiliates and associates and any group in which SCI may become a member, immediately effective upon execution of such plan or agreement, that would allow SCI and its affiliates and associates to acquire such additional securities of the Corporation.

•                                     SCI has agreed to enter into a four (4) year standstill provision.

•                                     SCI has agreed that any securities it purchases in connection with the SCI Investment may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state, federal or foreign securities laws.

•                                     SCI has agreed that all certificates or other instruments representing the securities it purchases in connection with the SCI Investment will bear a specific legend as set forth in the securities purchase agreement.

•                                     The Corporation has agreed that prior to the Closing, notwithstanding anything in the securities purchase agreement to the contrary, the Corporation shall not directly or indirectly effect or cause to be effected any transaction with a third party that would reasonably be expected to result in a change in control (as specified in the securities purchase agreement) unless such third party shall have provided prior assurance in writing to the Corporation that the terms of the securities purchase agreement will be fully performed (i) by the Corporation or (ii) by such third party if it is the successor of the Corporation or if the Corporation is its direct or indirect subsidiary, and to promptly provide copies of such assurances to SCI.

•                                     The Corporation has agreed to indemnify and hold harmless SCI and its affiliates and each of their respective officers, directors, direct or indirect partners or members, employees and agents and each person who controls SCI within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Corporation’s representations or warranties contained in the securities purchase agreement, (2) the Corporation’s breach of agreements or covenants made by the Corporation in the securities purchase agreement or (3) any Losses arising out of or resulting from any legal, administrative or other proceedings instituted by any governmental entity, shareholder of the Corporation or any other person (other than SCI and its affiliates and the Corporation and its subsidiaries) arising out of the transactions contemplated by the securities purchase agreement and the terms of the securities SCI purchases in connection with the SCI Investment (other than any Losses attributable to the acts, errors or omissions on the part of SCI, but not including the transactions contemplated by the securities purchase agreement).

•                                     Subject to the terms and conditions of the securities purchase agreement, the Corporation has covenanted and agreed that as promptly as practicable after the Closing (and in any event no later than the registration deadline as set forth in the securities purchase agreement), the Corporation shall have prepared and filed with the Securities and Exchange Commission (the “SEC”) a shelf registration statement (pursuant to the terms of the securities purchase agreement) covering, for the benefit of SCI, the resale of all registrable securities (as defined in the securities purchase agreement), and, to the extent the shelf registration statement has not theretofore been declared effective, the Corporation has agreed to use commercially reasonable efforts to cause such shelf registration statement to be declared or become effective not later than the effectiveness deadline (as defined in the securities purchase agreement) and to keep such shelf registration statement continuously effective and in compliance with the Securities Act and usable for resale of such registrable securities for a period from the date of its initial effectiveness until such time as there are no registrable securities remaining (including by re-filing such shelf registration statement (or a new shelf registration statement) if the initial shelf registration statement expires).  The Corporation has also agreed to various other terms, conditions and covenants in connection with SCI’s registration rights, including giving SCI piggyback registration rights, bearing expenses incurred in connection with any such registration rights (including up to $30,000 of SCI’s attorneys fees for each registration), indemnifying any holder of such registration rights in connection with the registration rights provisions and related Corporation actions, as set forth in the securities purchase agreement and using its commercially reasonable efforts to comply with various Rule 144 reporting requirements as set forth in the securities purchase agreement.

•                                     The Corporation has agreed to cause one (1) person designated by SCI (the “Board Representative”) to be elected or appointed, as the case may be, subject to all legal and governance requirements and approvals regarding service and election or appointment as a director of the Corporation (including any required approvals of the Federal Reserve Board), and subject to the approval of the Corporation’s Nominating/Corporate Governance Committee (the “Governance Committee”), to our board of directors, as well as the board of directors of the Bank (the “Bank Board”) for as long as SCI, together with its affiliates, has a Qualifying Ownership Interest.  The Corporation has agreed to recommend the election of the Board Representative to our board of directors and the Bank Board to its shareholders at the Corporation’s annual meeting of shareholders, subject to satisfaction of all legal and governance requirements regarding service as a director of the Corporation (including those of the Federal Reserve Board) and subject to the approval of the Governance Committee.  At the option of the Board Representative, our board of directors must cause the Board Representative to be appointed to any two (2) of the following three (3) committees of our board of directors, and/or any equivalent committees of the Bank, as agreed by the Corporation and SCI prior to the Closing: the Compensation Committee, the Governance Committee and the Risk Management Committee, in each case so long as the Board Representative qualifies to serve on such committees under the Corporation’s or the Bank’s corporate governance guidelines and committee charters currently in effect, as applicable, and rules applicable to the Corporation by any exchange on which the Common Shares are then listed.  Furthermore, the Corporation has agreed that, from and after the Closing, for so long as SCI and its affiliates in the aggregate have a Qualifying Ownership Interest and do not have a Board Representative currently serving on our board of directors and the Bank Board (or have a Board Representative whose appointment is subject to receipt of regulatory approvals), the Corporation will, subject to applicable law, invite a person designated by SCI and reasonably acceptable to the Corporation (the “Board Observer”) to attend meetings of our board of directors and the Bank Board in a nonvoting observer capacity.  The Board Observer will be entitled to attend such meetings only in the event SCI does not have a Board Representative on our board of directors and the Bank Board.  The Board Observer will not have any right to vote on any matter presented to our board of directors or the Bank Board.  The Corporation has agreed that the Board Representative shall be entitled to compensation and indemnification in connection with his or her role as a director to the same extent as other directors on our board of directors or the Bank Board, as applicable, and the Board Representative shall be entitled to reimbursement for reasonable documented, out-of-pocket expenses incurred in attending meetings of our board of directors and the Bank Board or any committee thereof in accordance with Corporation policy.

•                                     If any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (each, a “Takeover Law”) may become, or may purport to be, applicable to the transactions contemplated or permitted by the securities purchase agreement, the Corporation has agreed that it and our board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated or permitted by the Transaction Documents may be consummated, as promptly as practicable, on the terms contemplated by the Transaction Documents, as the case may be, and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by the Transaction Documents.

•                                     The Corporation has agreed to cooperate with SCI and use its commercially reasonable efforts to ensure that neither SCI nor any of SCI’s affiliates will become or control a “bank holding company” within the meaning of the BHCA Act and the Change in Bank Control Act of 1978, as amended.

•                                     The Corporation has agreed to timely file a Form D and any applicable blue sky law filings and make any securities laws disclosures required by the securities purchase agreement.

•                                     The Corporation has agreed that, between the date of the securities purchase agreement and the Closing, except as specifically permitted by the securities purchase agreement, the Common Shares issued in connection with the rights offering and the securities being issued pursuant to the Transaction Documents, the Corporation will not issue or agree to issue any additional Common Shares or other securities which provide the holder thereof the right to convert such securities into Common Shares.

More Information Regarding the SCI Investment

More information regarding our transaction with SCI can be found in our Current Reports on Form 8-K, filed with the SEC on March 28, 2012 and May 23, 2012, which are incorporated into the registration statement of which this prospectus is a part by reference.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations for U.S. holders (as defined below) of the receipt and ownership of the subscription rights acquired in the rights offering and certain tax considerations for U.S. holders of the ownership of Common Shares received upon exercise of the rights or, if applicable, upon exercise of the over-subscription privilege.

You are a U.S. holder if you are a beneficial owner of rights or Common Shares and you are:

•                                     an individual citizen or resident of the United States;

•                                     a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                                     an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                                     a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

The following discussion is based upon the provisions of the Code, regulations promulgated by the Treasury thereunder and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to

U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the rights or Common Shares issued upon exercise of the rights or, if applicable, the over-subscription privilege, will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•                                     banks, insurance companies or other financial institutions;

•                                     regulated investment companies;

•                                     real estate investment trusts;

•                                     dealers in securities or commodities;

•                                     traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•                                     tax-exempt organizations;

•                                     partnerships or other pass-through entities;

•                                     persons liable for alternative minimum tax;

•                                     expatriates;

•                                     persons that hold Common Shares as part of a straddle or a hedging or conversion transaction; or

•                                     persons whose “functional currency” is not the United States dollar.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the rights or holds Common Shares received upon exercise of the rights or the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the U.S. federal income tax consequences of the receipt and ownership of the rights or the ownership of Common Shares received upon exercise of the rights or, if applicable, upon exercise of the over-subscription privilege.

This discussion addresses only certain aspects of U.S. federal income taxation. You should consult your own tax advisor regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the rights acquired in the rights offering and the ownership of Common Shares received upon exercise of the rights or, if applicable, upon exercise of the over-subscription privilege.

THIS IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, OR TAX ADVICE. ACCORDINGLY, EACH U.S. HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

Taxation of Rights

Receipt of Rights

Provided that the rights offering is not part of a “disproportionate distribution” within the meaning of Section 305 of the Code, we believe that your receipt of rights in the rights offering should generally be treated as a nontaxable distribution for U.S. federal income tax purposes.  If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to you as a dividend to the extent of your pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of your adjusted tax basis in your shares of Common Stock and thereafter as capital gain.

The distribution of the rights in the rights offering would be taxable to you under Section 305(b) of the Code if it were a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our stockholders and an increase in the proportionate interest of other stockholders in our assets or earnings and profits, if any.

The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Rights

Your tax basis of the rights for U.S. federal income tax purposes will depend on the fair market value of the rights you receive and the fair market value of your existing Common Shares on the date you receive the rights.

If the fair market value of the rights you receive is 15% or more of the fair market value of your existing Common Shares on the date you receive the rights, then you must allocate the tax basis of your existing Common Shares between the existing Common Shares and the rights you receive in proportion to their respective fair market values determined on the date you receive the rights. If the fair market value of the rights you receive is less than 15% of the fair market value of your existing Common Shares on the date you receive the rights, the rights will be allocated a zero tax basis, unless you elect pursuant to Section 307 of the Code and the Treasury regulations promulgated thereunder to allocate the tax basis of your existing Common Shares between the existing Common Shares and the rights you receive in proportion to their respective fair market values determined on the date you receive the rights. If you choose to allocate the tax basis between your existing Common Shares and the rights, you must make this election on a statement included with your U.S. federal income tax return for the taxable year in which you receive the rights. Such an election is irrevocable. The fair market value of the rights on the date the rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the rights on that date. In determining the fair market value of the rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the rights and the trading price of our Common Shares on the date that the rights are distributed, the length of the period during which the rights may be exercised and the fact that the rights are transferable.

Your holding period of the rights will include your holding period of the Common Shares with respect to which the rights were distributed.

Exercise of Rights

You generally will not recognize gain or loss upon exercise of the rights. The tax basis of the Common Shares you receive upon exercise of the rights or, if applicable, upon exercise of the over-subscription privilege, generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the rights as determined above. Your holding period of the Common Shares you receive upon exercise of the rights or, if applicable, upon exercise of the over-subscription privilege, will begin on the date the subscriptions rights are exercised.

Expiration of Rights

If you do not exercise the rights, you should not recognize a capital loss for U.S. federal income tax purposes, and any portion of the tax basis of your existing Common Shares previously allocated to the rights not exercised will be re-allocated to the existing shares.

Ownership of Common Shares

Dividends

In general, distributions of money, securities and any other property (other than our stock or rights to acquire such stock) with respect to Common Shares will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares. Dividends received by a corporate U.S. holder may qualify for a dividends-received deduction, and dividends received by non-corporate U.S. holders, including individuals, may qualify for preferential rates of taxation; however, in each case, certain holding period and other limitations apply.

Gain on Disposition of Common Stock.  Upon the sale or other disposition of Common Shares, you will generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between your amount realized on the sale and your adjusted tax basis in such Common Shares.  Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than one (1) year.  The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.  Payments made to you of proceeds from the sale or other disposition of Common Shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding. Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY.  ACCORDINGLY, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO THEIR OWN PARTICULAR TAX SITUATIONS.

LEGAL MATTERS

Honigman Miller Schwartz and Cohn LLP will render an opinion regarding whether the Common Shares into which the rights are exercisable will be validly issued.

EXPERTS

The audited consolidated financial statements of Mackinac Financial Corporation as of December 31, 2011 and 2010 and for the years then ended have been incorporated in this prospectus and in the registration statement by reference and have been so incorporated in reliance upon the reports of Plante Moran, PLLC, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•                                     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission on March 30, 2012;

•                                     Our Annual Report on Form 11-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission on June 23, 2011;

•                                     Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed with the Securities and Exchange Commission on May 15, 2012;

•                                     Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 28, 2012 and May 23, 2012;

•                                     Our Current Report on Form 8-K and the exhibits attached thereto, filed with the SEC on April 24, 2009; and

•                                     The description of our capital stock contained in the Registration Statement on Form S-2/A (SEC File No. 333 06017) filed with the Securities and Exchange Commission on July 19, 1996, and any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

Our filings are available on our website, www.bankmbank.com. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

MACKINAC FINANCIAL CORPORATION

130 South Cedar Street

Manistique, Michigan 49854

(888) 343-8147

ATTENTION: Ernie R. Krueger

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-3 filed by us with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.  This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and the securities offered by this prospectus, reference is made to the Registration Statement, including the exhibits to the Registration Statement and documents incorporated by reference.  Statements contained in this prospectus concerning the provisions of such documents are summaries only, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. In addition, our filings are available on our website at www.bankmbank.com.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Requests for documents should be directed to our Executive Vice President/Chief Financial Officer, Ernie R. Krueger, at: Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan 49854, (906) 341-7158.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

[  ], 2012

Subscription Rights to Purchase up to 1,217,391 Common Shares

at $5.75 per Share

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Corporation have not changed since the date of this prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act		$802.20
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing expenses	$	*
Other miscellaneous fees and expenses		$100,000

Total	$

*   Not presently known

Item 15.  Indemnification Of Officers And Directors

Michigan Business Corporation Act

The Corporation is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred.  If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities.  The Corporation has obtained a policy of directors’ and officers’ liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty.  However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act.  If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action.  The foregoing does not apply if the director’s actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

The Corporation’s Articles of Incorporation and Bylaws

The Corporation’s articles of incorporation limit the personal liability of directors for a breach of their fiduciary duty except under the circumstances required to be excepted under Michigan law described above.

Insurance

In addition, the Corporation has purchased insurance policies that provide coverage for its directors and officers in certain situations where the Corporation cannot directly indemnify such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16.  Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation and all amendments (most recent amendment filed December 14, 2004) (incorporated by reference to Exhibit 3.1 to the Corporation’s Form 10-K filed March 31, 2009)

3.2

Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Mackinac Financial Corporation dated April 21, 2009 (incorporated by reference to Exhibit 3.1 to the Corporation’s Form 8-K filed April 24, 2009)

3.2(a)	Amended and Restated Bylaws as revised June 27, 2001(incorporated by reference to Exhibit 3.2(a) to the Corporation’s Form 10-K filed March 31, 2009)

3.2(b)	Amendment to the Amended and Restated Bylaws adopted August 9, 2004 (incorporated by reference to Exhibit 3.2(b) to the Corporation’s Form 10-K filed March 31, 2009)

3.2(c)	Second Amendment to the Amended and Restated Bylaws adopted December 2007 (incorporated by reference to Exhibit 3.2(c) to the Corporation’s Form 10-K filed March 31, 2009)

3.3	Amendment to the Amended and Restated Bylaws adopted October 6, 2004 (incorporated by reference to Exhibit 3.3 to the Corporation’s Form 10-K filed March 31, 2008)

3.4	Second Amended and Restated Bylaws of Mackinac Financial Corporation Revised April 14, 2009 (incorporated by reference to Exhibit 3.2 to the Corporation’s Form 8-K filed April 24, 2009)

4.1

Rights Agreement dated as of June 21, 2000, between the Corporation and Registrar and Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4 to the Corporation’s Form 8-K filed July 31, 2000)

4.2	Amendment to Rights Agreement dated August 9, 2004 (incorporated by reference to Exhibit 10.1 to the Corporation’s Form 8-K filed August 13, 2004)

4.3	Amendment No. 2 to Rights Agreement dated December 2004 ( incorporated by reference to Exhibit 4.1 to the Corporation’s Form 8-K filed December 16, 2004)

4.4	Warrant to Purchase Common Stock dated April 24, 2009 (incorporated by reference to Exhibit 4.1 to the Corporation’s Form 8-K filed April 24, 2009)

4.5	Subscription Agent Agreement, dated May 4, 2012, between the Corporation and Register and Transfer Company (filed herewith)

4.6	Form of Subscription Rights Certificate (filed herewith)

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP with respect to the validity of the Common Shares to be issued hereunder (filed herewith)

23.1	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 5.1)

23.2*	Consent of Plante Moran, PLLC

24.1*	Powers of Attorney

99.1*	Form of Letter to Registered Holders of Common Shares

99.2*	Form of Instructions for Use of Mackinac Financial Corporation Subscription Rights Certificates

99.3*	Form of Letter to Brokers and other Nominee Holders

99.4*	Form of Letter to Client

99.5*	Form of Beneficial Owner Election Form

99.6*	Form of Nominee Holder Certification

*	Previously filed.

Item 17.  Undertakings

A.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.            The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manistique, State of Michigan, on May 24, 2012.

MACKINAC FINANCIAL CORPORATION
(Registrant)

By:	/S/ PAUL D. TOBIAS
Name:	Paul D. Tobias
Title:	Chairman and Chief Executive Officer

By:	/S/ ERNIE R. KRUEGER
Name:	Ernie R. Krueger
Title:	Executive Vice President/Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Paul D. Tobias and Ernie R. Krueger, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PAUL D. TOBIAS	Chairman and Chief Executive Officer (Principal	May 24, 2012
Paul D. Tobias	Executive Officer)

/S/ ERNIE R. KRUEGER	Executive Vice President/Chief Financial Officer	May 24, 2012
Ernie R. Krueger	(Principal Accounting and Financial Officer)

/S/ KELLY W. GEORGE	President and Director	May 24, 2012
Kelly W. George

/S/ WALTER J. ASPATORE	Director	May 24, 2012
Walter J. Aspatore

/S/ DENNIS B. BITTNER	Director	May 24, 2012
Dennis B. Bittner

/S/ JOSEPH D. GAREA	Director	May 24, 2012
Joseph D. Garea

/S/ ROBERT E. MAHANEY	Director	May 24, 2012
Robert E. Mahaney

/S/ ROBERT H. ORLEY	Director	May 24, 2012
Robert H. Orley

/S/ RANDOLPH C. PASCHKE	Director	May 24, 2012
Randolph C. Paschke

/S/ L. BROOKS PATTERSON	Director	May 24, 2012
L. Brooks Patterson

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation and all amendments (most recent amendment filed December 14, 2004) (incorporated by reference to Exhibit 3.1 to the Corporation’s Form 10-K filed March 31, 2009)

3.2

Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Mackinac Financial Corporation dated April 21, 2009 (incorporated by reference to Exhibit 3.1 to the Corporation’s Form 8-K filed April 24, 2009)

3.2(a)	Amended and Restated Bylaws as revised June 27, 2001(incorporated by reference to Exhibit 3.2(a) to the Corporation’s Form 10-K filed March 31, 2009)

3.2(b)	Amendment to the Amended and Restated Bylaws adopted August 9, 2004 (incorporated by reference to Exhibit 3.2(b) to the Corporation’s Form 10-K filed March 31, 2009)

3.2(c)	Second Amendment to the Amended and Restated Bylaws adopted December 2007 (incorporated by reference to Exhibit 3.2(c) to the Corporation’s Form 10-K filed March 31, 2009)

3.3	Amendment to the Amended and Restated Bylaws adopted October 6, 2004 (incorporated by reference to Exhibit 3.3 to the Corporation’s Form 10-K filed March 31, 2008)

3.4	Second Amended and Restated Bylaws of Mackinac Financial Corporation Revised April 14, 2009 (incorporated by reference to Exhibit 3.2 to the Corporation’s Form 8-K filed April 24, 2009)

4.1

Rights Agreement dated as of June 21, 2000, between the Corporation and Registrar and Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4 to the Corporation’s Form 8-K filed July 31, 2000)

4.2	Amendment to Rights Agreement dated August 9, 2004 (incorporated by reference to Exhibit 10.1 to the Corporation’s Form 8-K filed August 13, 2004)

4.3	Amendment No. 2 to Rights Agreement dated December 2004 ( incorporated by reference to Exhibit 4.1 to the Corporation’s Form 8-K filed December 16, 2004)

4.4	Warrant to Purchase Common Stock dated April 24, 2009 (incorporated by reference to Exhibit 4.1 to the Corporation’s Form 8-K filed April 24, 2009)

4.5	Subscription Agent Agreement, dated May 4, 2012, between the Corporation and Register and Transfer Company (filed herewith)

4.6	Form of Subscription Rights Certificate (filed herewith)

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP with respect to the validity of the Common Shares to be issued hereunder (filed herewith)

23.1	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 5.1)

23.2*	Consent of Plante Moran, PLLC

24.1*	Powers of Attorney

99.1*	Form of Letter to Registered Holders of Common Shares

99.2*	Form of Instructions for Use of Mackinac Financial Corporation Subscription Rights Certificates

99.3*	Form of Letter to Brokers and other Nominee Holders

99.4*	Form of Letter to Client

99.5*	Form of Beneficial Owner Election Form

99.6*	Form of Nominee Holder Certification

*	Previously filed.